Exhibit 10. 27

Execution Version

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Harvest Cheyenne Holdings LLC;

GreenMart of Nevada LLC;

F&L Investments LLC;

MJAR Holdings Corp.;

and

MJardin Group, Inc.

Dated as of December 31, 2019

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Dated as of December 31, 2019

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) Harvest Cheyenne Holdings LLC, a Nevada limited liability company (“Buyer”), (ii) GreenMart of Nevada LLC, a Nevada limited liability company (the “Company”), (iii) F&L Investments LLC, a Nevada limited liability company (the “Member”), (iv) MJAR Holdings Corp., a Delaware corporation (“MJAR Holdings”) and (v) MJardin Group, Inc., an Ontario corporation (“MJardin Group”). The Member, MJAR Holdings and MJardin Group may be referred to collectively herein as the “Selling Parties” and separately as a “Selling Party.”

RECITALS

WHEREAS, the Company is in the business of developing, cultivating, producing, processing, distributing and selling cannabis in the state of Nevada (the “Business”);

WHEREAS, the Member owns all of the issued and outstanding Membership Interests (as hereinafter defined) of the Company which constitutes 100% of the issued and outstanding ownership interest in the Company;

WHEREAS, MJardin Nevada Holdings, Inc., a Nevada corporation (“MJardin Nevada”) owns 100% of the issued and outstanding membership interests of the Member;

WHEREAS, MJAR Holdings is the tenant under the Cultivation Facility Lease (as defined herein);

WHEREAS, on the terms and subject to the conditions set forth herein, the Member desires to sell to Buyer, and Buyer desires to purchase from each Member, the Membership Interests.

WHEREAS, on the terms and subject to the conditions set forth herein, MJAR Holdings desires to assign the Cultivation Facility Lease to Buyer (or its designated assigns), and Buyer (or its designated assigns) desires to assume the obligations of MJAR Holdings under the Cultivation Facility Lease.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, have the following meanings

(a)	“Action” means any claim, charge, action, suit, arbitration, mediation, inquiry, hearing, audit, proceeding or investigation by or before any Governmental Authority, including any audit, claim or assessment for Taxes or otherwise.

(b)	“Adjustment Date” means February 29, 2020.

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(c)	“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

(d)	“Ancillary Agreements” means the Management Services Agreement, the Signing Payment Note and the Security Agreement.

(e)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Nevada are authorized or required by law or executive order to close.

(f)	“Cannabis Inventory” means living plants and bagged inventory of flower, trim, and other cannabis materials in possession of the Company on the Effective Date.

(g)	“Cash” means the aggregate amount of all cash, commercial paper, certificates of deposits and other bank deposits, treasury bills and all other cash equivalents of the Company (including all uncleared checks or deposits received by the Company), as calculated in accordance with IFRS.

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Contract” means any written or oral contract, agreement, indenture, commitment, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, arrangement or other legally binding agreement or obligation.

(j)	“Cultivation Facility Lease” means the Lease Agreement entered into between IIP-NV 1 LLC, a Delaware limited liability company (“IIP-NV”) and MJAR Holdings dated as of July 12, 2019 for the use of the premises and leasehold improvements located at 5421 E. Cheyenne Ave, Las Vegas NV 89156 (the “Premises”).

(k)	“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Selling Parties to Buyer in connection with this Agreement, as supplemented from time to time by the Selling Parties as provided for in Section 7.11.

(l)	“Downward Signing Working Capital Adjustment” means (i) the amount, if any, by which Actual Working Capital or Final Working Capital, as applicable, as of the Reference Time, as determined pursuant to Section 2.02, is less than the Target Working Capital, or (ii) zero dollars ($0), if the Actual Working Capital or Final Working Capital, as applicable, is equal to or greater than the Target Working Capital.

(m)	“Environmental Claim” means any and all administrative, regulatory or judicial Actions, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit.

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(n)	“Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, product registration, natural resources or Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

(o)	“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

(p)	“Environmental Permits” means all Permits required under or issued pursuant to any applicable Environmental Law.

(q)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(r)	“ERISA Affiliate” means all employers, trades or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(s)	“Existing Liens” means the liens set forth in Section 3.09(b) of the Disclosure Schedules.

(t)	“Fraud” means common law fraud committed by the Selling Parties in the making any representation or warranty set forth in this Agreement.

(u)	“Governmental Authority” means any federal, national, foreign, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency, bureau, department, board, panel or commission or any court, tribunal, or judicial or arbitral body or mediator or any other instrumentality of any kind of any of the foregoing.

(v)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(w)	“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, and (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law.

(x)	“IFRS” means the International Financial Reporting Standard.

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(y)	“Indebtedness” means, with respect to the Company, at the time of any determination, without duplication: all obligations, contingent or otherwise, of the Company, including the outstanding principal amount of, all accrued and unpaid interest on and other payment obligations (including any premiums, termination fees, expenses, breakage costs or penalties due upon prepayment of or payable in connection with this Agreement or the consummation of the transactions contemplated by this Agreement) in respect of, (a) all indebtedness of the Company for borrowed money, which shall include borrowing agreements such as notes, bonds, indentures, mortgages, loans and lines of credit or similar instruments, (b) the guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse by a Person of the obligation of another Person, (c) all obligations (including breakage costs) payable by the Company under interest rate or currency protection agreements, (d) any reimbursement obligation with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances, performance bonds or similar facilities issued for the account of the Company, (e) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which the Company is liable, contingently or otherwise, as obligor or otherwise, including any earnouts, seller notes, contingency payments or similar Liabilities relating to past acquisitions, (f) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or product from any property or assets now or hereafter owned by the Company, (g) all obligations of less than $150,000 under capital leases (as determined in accordance with IFRS), which, for the removal of doubt, shall not include the Cultivation Facility Lease, (h) deferred compensation for services, (i) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (j) trade payables and other current liabilities incurred in connection with the operation of the Business, and (k) any obligation of the type referred to in clauses (a) through (j) of this definition of another Person, the payment of which the Company has guaranteed, or which is secured by any property or assets of such Person, or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise.

(z)	“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) inventions, processes, methods, algorithms and formulae, including all patents and patent applications and statutory invention registrations, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress, logos, domain names and corporate names and other identifiers of source or goodwill, including registrations and applications for registration or renewal thereof and including the goodwill of the business symbolized thereby or associated therewith, (iii) works, copyrights, including copyrights in computer software, promotional materials and any websites, data, databases and any registrations and applications for registration of any of the forgoing, (iv) all computer software (including source code, executable code, data, databases and documentation), and (v) confidential and proprietary information, including trade secrets, know-how and rights in non-published inventions.

(aa)	“Knowledge” means (i) with respect to the Company, the Member, MJAR Holdings and MJardin Group, the actual knowledge of Lorne Sugarman, Corey Goodman, Patrick Witcher and Edward Jonasson, and the knowledge that each such individual would obtain after reasonable inquiry, and (b) with respect to Buyer, the actual knowledge of Jason Vedadi and the knowledge that each such individual would obtain after reasonable inquiry.

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(bb)	“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, regulation, directive, norm, order, requirement or rule of law (including common law); provided, however, the parties hereby acknowledge that under United States federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, marketing and transfer of cannabis is illegal and that, notwithstanding anything to the contrary, with respect to regulated cannabis business activities, “Law”, “law”, or “federal” shall only include such federal law, authority, agency, or jurisdiction as is not in conflict with the Laws, regulations, authority, agency, or jurisdiction of any state, district, or territory regarding such regulated cannabis business activities.

(cc)	“Leased Real Property” means the real property leased, subleased, licensed or otherwise used by the Company, the Member and MJ Holdings, respectively, as tenant, subtenant, licensee or occupant, as applicable, together with, to the extent leased by the Company, the Member or MJ Holdings, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company, the Member or MJ Holdings attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing. Leased Real Property shall also include the Cultivation Facility Lease.

(dd)	“Liabilities” means with respect to any Person, any and all debts, liabilities or obligations of such Person of any kind or nature whatsoever, whether asserted or unasserted, known or unknown, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

(ee)	“Lien” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage deed of trust, right of way, easement, encroachment, servitude, right of first option, right of first or last negotiation or refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(ff)	“Losses” means any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including consequential damages, but only to the extent that such damages constitute the natural, probable and reasonably foreseeable consequence of the breach or were otherwise within the contemplation of the parties), including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, speculative or remote damages, except in the case of Fraud or to the extent actually awarded to a Governmental Authority or other third party.

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(gg)	“Management Services Agreement” means the Management Services Agreement substantially in form attached hereto as Exhibit A, with such changes as are necessary to comply with any applicable Law or as consented to by the parties, such consent to not be unreasonably withheld or delayed.

(hh)	“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Selling Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change attributable to: (i) general economic or political conditions; (ii) conditions affecting the industries in which the Company operates (including but not limited to the cannabis industry), except to the extent such conditions adversely affect the Company in a disproportionate manner relative to other companies in the cannabis industry; (iii) any changes in financial, banking or securities markets in general; (iv) a national emergency, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including IFRS); (vi) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (vii) seasonal fluctuations in the businesses of the Company; or (viii) any failure of the Company to meet any of its estimates, predictions, projections, budgets or forecasts of financial or operating performance for any period, including with respect to revenue, earnings, capital expenditures, cash flow or cash position, provided, however, that the underlying cause of any such failure may be taken into consideration in making such determination.

(ii)	“Membership Interests” means the Membership Interests of the Company as provided for in the Company’s Operating Agreement entered into between the Company and the Member dated August 19, 2015, as amended or supplemented from time to time.

(jj)	“Organizational Documents” means, with respect to any Person that is not an individual, (a) such Person’s certificate of incorporation and bylaws, (b) such Person’s certificate of formation, certificate of trust, limited liability company agreement, limited partnership agreement or trust agreement, or (c) any documents comparable to those described in clauses (a) and (b) as may be applicable pursuant to any applicable Law, and (c) any amendment or modification to any of the foregoing.

(kk)	“Permit” means any permit, license, certificate (including a certificate of occupancy) registration, authorization, application, filing, notice, qualification, waiver of any of the foregoing or approval of a Governmental Authority.

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(ll)	“Permitted Liens” means (a) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’, warehousemens’ or similar Liens arising or incurred in the ordinary course of business and for amounts which are set forth in Section 3.09 of the Disclosure Schedule, (b) easements, rights of way, covenants, conditions, restrictions and other similar charges and encumbrances of record affecting title and such other title defects which would not be reasonably expected to have a Material Adverse Effect, (c) Liens for Taxes (i) not yet due and payable or (ii) that the taxpayer is contesting in good faith through appropriate proceedings as set forth in Section 3.22 of the Disclosure Schedule, (d) purchase money Liens securing rental payments under capital lease arrangements, (e) leases or service contracts to which a Person is a party, (f) zoning, building, environmental, land use or similar Laws imposed by any Governmental Authority, (g) public roadways or highways, (h) applicable Laws, (i) encumbrances or restrictions arising under securities or blue sky Laws, (j) other Liens or imperfections of title that do not materially and adversely impair the current use and enjoyment of any property or assets of the Business, (k) Liens granted to any lender at the Closing in connection with any financing by the Buyer of the transactions contemplated hereby, (l) any Liens occurring through acts of Buyer or its agents and (m) the Existing Liens.

(mm)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(nn)	“Personal Property” means all of the vehicles, machinery, equipment, tools, furniture, leasehold improvements, office equipment, computer hardware (including peripherals), appliances, spare parts, supplies, materials and other items of tangible personal property of every kind which are owned, used or leased (as lessor or lessee) by the Company and used or useful in the conduct of the Business or the operations of the Business or intended by the Company for use in connection with the Business or the operations of the Business , wherever located and whether or not carried on the books of the Company.

(oo)	“Reference Time” means 12:01 a.m. Pacific Time, on the Adjustment Date; provided that the Reference Time for purposes of calculating Tax assets and Tax liabilities included in Actual Working Capital and Final Working Capital shall be 11:59 p.m. Pacific Time on the Adjustment Date.

(pp)	“Regulatory License” means the license and related approvals authorizing the Company to operate as a grower/processor in the state of Nevada that can lawfully cultivate, produce, process and sell medical cannabis and cannabis products pursuant to under the Medicinal and Adult-Use Cannabis Regulation and Safety Act.

(qq)	“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

(rr)	“Securities Act” means the U.S. Securities Act of 1933, as amended.

(ss)	“Target Working Capital” means $[***].

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(tt)	“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(uu)	“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

(vv)	“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(ww)	“Termination Date” means December 31, 2020; provided however, if the sole reason that the Closing has not occurred is due to a failure to obtain the Nevada Approvals, the Termination Date shall be extended during the period of time in which the Member, the Company and Buyer continue to use their best efforts to consummate the transactions contemplated by this Agreement and to obtain the Nevada Approvals as provided for in Section 7.03, but in no event shall the Termination Date extend beyond June 30, 2021.

(xx)	“Transaction Expenses” means all fees, costs and expenses incurred by or behalf of, or otherwise payable by the Company (or incurred by or on behalf of, or otherwise payable by the Member) that have not been paid as of the Closing Date and that will become or remain a liability of the Company (a) to third parties in connection with the consideration, preparation, documentation, execution and consummation of the transactions contemplated by this Agreement, or any alternative transactions, including fees and disbursements of the Member, attorneys, financial advisors, accountants and other advisors and service providers, and (b) in respect of any bonus, severance or other payment or other form of compensation or benefits that is created, accelerated, accrues or becomes payable by the Company in connection with the consummation of the transactions contemplated by this Agreement, to any present or former manager/director, shareholder, employee, independent contractor or consultant thereof, including pursuant to any employment or consulting agreement, benefit plan or any other Contract, including any Taxes payable on or triggered by any such payment.

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(yy)	“Transaction Payroll Taxes” means the employer portion of payroll or employment Taxes incurred by the Company or any of its subsidiaries on or prior to the Closing Date in connection with profit sharing accruals, deferred compensation, Transaction Expenses and other compensatory payments made in connection with the transactions contemplated by this Agreement, to the extent cash is not retained in the Company and/or subsidiary bank account at Closing to pay for such amounts.

(zz)	“Upward Signing Working Capital Adjustment” means, (i) the amount, if any, by which Actual Working Capital or Final Working Capital, as applicable, as of the Reference Time, as determined pursuant to Section 2.02, exceeds Target Working Capital or (ii) zero dollars ($0), if the Actual Working Capital or Final Working Capital, as applicable, is equal to or less than the Target Working Capital.

(aaa)	“Working Capital” means an amount equal to the current assets (including the Cannabis Inventory, but excluding Taxes) of the Company and its subsidiaries minus the current liabilities of the Company and its subsidiaries (excluding Taxes). For the avoidance of doubt, Working Capital shall be calculated in accordance with the methodology set forth on Schedule A and, for clarity, items including Cash, Indebtedness, Transaction Expenses and Transaction Payroll Taxes shall be excluded from the calculation of Working Capital.

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)	the terms “Dollars” and “$” mean United States Dollars;

(d)	references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)	references herein to any gender shall include each other gender;

(g)	references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)	references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

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(i)	references herein to any Contract or agreement (including this Agreement) mean such Contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)	with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)	references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l)	references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II.
PURCHASE AND SALE of MEMBERSHIP INTEREST AND ASSIGNMENT OF CULTIVATION FACILITY LEASE

Section 2.01 Purchase and Sale of Membership Interests and Assignment of Cultivation Facility Lease.

(a)	Subject to the terms and conditions of this Agreement, at the Closing, the Member shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from the Member, the Membership Interests, free and clear of any and all Liens. In addition, subject to the terms and conditions set forth herein, MJAR Holdings shall assign the Cultivation Facility Lease to Buyer (or its designated assigns), and Buyer (or its designated assigns) shall assume the obligations of MJAR Holdings under the Cultivation Facility Lease.

(b)	The aggregate purchase price for the Membership Interests shall be $35,000,000 (the “Purchase Price”), subject to adjustment pursuant to any payments made pursuant to the indemnification provisions in Article VIII, payable as follows:

(i) an amount in cash equal to $30,000,000 (the “Cash Signing Payment”), payable to the Member on the Effective Date, plus or minus, as applicable, (A) the Upward Signing Working Capital Adjustment or the Downward Signing Working Capital Adjustment, plus (B) the amount of Final Cash (the result being defined as, the “Adjusted Cash Payment”), such Adjusted Cash Payment, if any, to be made in accordance with Section 2.02(e); and

(ii) issuance to Member on the Closing Date of a promissory note in the original principal amount of $5,000,000 (the “Indemnity Holdback Note”), which Indemnity Holdback Note shall be substantially in the form attached hereto as Exhibit B and include the terms set forth in Section 2.01(c), with such changes as are necessary to comply with any applicable Law or as consented to by the parties, such consent to not be unreasonably withheld or delayed.

(c)	The Indemnity Holdback Note shall bear interest at the rate of 3.0% per annum and shall be held by the Member. The principal amount and accrued interest under the Indemnity Holdback Note shall be available as a reserve for indemnification claims made by the Buyer against the Selling Parties pursuant to Section 8.02. The Buyer shall have the right to recover Losses in respect of indemnification claims pursuant to Section 8.02 from the Member by reducing the principal amount of the Indemnity Holdback Note. The remaining principal balance plus accrued interest due under the Indemnity Holdback Note, after payment of any indemnification claims pursuant to Section 8.02, if any, shall be paid to the Member on the one year anniversary of earlier of (i) the date of issuance of the Indemnity Holdback Note and (ii) the date the Nevada Approvals are obtained; provided, however, that if a claim has been made on any Buyer Indemnified Party for any Losses as provided for in Section 8.02, a reserve amount equal to the Buyer’s good faith estimate of the amount of such claim shall be retained as an outstanding amount under the Indemnity Holdback Note.

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Section 2.02 Purchase Price Adjustment.

(a)	Determination of Post-Signing Adjustment. On the Adjustment Date, the Buyer will prepare and deliver to the Member a statement (the “Adjustment Statement”) setting forth the Buyer’s good faith calculation of the actual Working Capital as of the Reference Time (the “Actual Working Capital”), and a calculation of the actual Cash of the Company and its subsidiaries as of the Reference Time (“Actual Cash”), and the resulting calculations of the Adjusted Cash Payment and the Downward Signing Working Capital Adjustment or Upward Signing Working Capital Adjustment, if any. The Adjustment Statement shall be prepared in accordance with IFRS.

(b)	After receipt of the Adjustment Statement, the Member shall have 45 days (the “Review Period”) to review the Adjustment Statement. During the Review Period, the Member and its Representatives shall have reasonable access to the personnel of, and work papers prepared by, the Buyer and/or the Buyer’s accountants to the extent that they relate to the Adjustment Statement and to such historical financial information (to the extent in the Buyer’s possession) relating to the Adjustment Statement as the Member and its Representatives may reasonably request for the purpose of reviewing the Adjustment Statement and to prepare a Statement of Objection (defined below); provided, that such access shall be in a manner that does not interfere with the normal business operations of the Buyer.

(c)	On or prior to the last day of the Review Period, the Member may object to the Adjustment Statement by delivering to the Buyer a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for the Member disagreement therewith (the “Statement of Objection”). The Member’s failure to include any item listed in the Adjustment Statement in the Statement of Objection shall be deemed an acceptance of such item and the Adjustment Statement shall be final and binding upon the parties hereto with respect to all such items. If the Member fails to deliver the Statement of Objection before the expiration of the Review Period, the Adjustment Statement shall be deemed to have been accepted by the Member, and as such, the Adjustment Statement shall be final and binding upon the parties hereto. If the Member delivers the Statement of Objection before the expiration of the Review Period, the Buyer and the Member shall, within 30 days (or such other time as the Buyer and the Member shall agree in writing) after the delivery of the Statement of Objection (the “Resolution Period”), negotiate in good faith to reach agreement on the disputed items or amounts in order to determine the Adjusted Cash Payment, which must be within the range of values assigned to each such item in the Adjustment Statement and the Statement of Objection, respectively. If the Buyer and the Member resolve the disputed items or amounts set forth in the Statement of Objection within the Resolution Period, the Buyer and the Member shall set forth the agreed upon elements of the Adjustment Statement in a written agreement signed by the Member and the Buyer (a “Settlement Agreement”) and such Settlement Agreement shall be final and binding upon the parties hereto.

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(d)	If the Member and the Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objection before expiration of the Resolution Period, then the Buyer and the Member shall jointly engage a mutually agreed upon certified public accounting firm that has not performed accounting, tax or auditing services for either the Buyer or the Member or any of their respective Affiliates during the three (3) years preceding the Adjustment Date (the “Independent Accountant”) to make a binding determination as to any amounts remaining in dispute (“Disputed Amounts”) in accordance with this Agreement and the calculations and principles set forth on Schedule A attached hereto (as applicable). The Independent Accountant, acting as expert and not arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Adjustment Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Adjustment Statement and the Statement of Objection, respectively, and determined in accordance with IFRS, consistent with Schedule A of this Agreement. The Buyer and the Member shall instruct the Independent Accountant to make a determination with respect to the Disputed Amounts as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Adjustment Statement shall be set forth in a report (the “Accountant’s Report”). All fees and expenses relating to this work of the Independent Accountant shall be borne by the Buyer, on the one hand, and the Sellers, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accountant, which proportionate allocation shall also be determined by the Accountant and be included in the Accountant’s Report. The Accountant’s Report shall be final and binding upon the parties hereto and no party shall seek further recourse through arbitration, courts, other tribunals or otherwise, other than to enforce the Accountant’s Report.

(e)	The final determination of the Working Capital (the “Final Working Capital”), Cash (the “Final Cash”) and/or Adjusted Cash Payment of the Company as of the Reference Time, either through the Member’s failure to timely deliver a Statement of Objection pursuant to Section 2.02(c), the entry into a Settlement Agreement pursuant to Section 2.02(c), or the delivery of an Accountant’s Report pursuant to Section 2.02(d), shall be referred to as the “Final Adjustment Statement.” If the Adjusted Cash Payment as set forth in the Final Adjustment Statement (the “Final Cash Consideration”) is less than the Cash Signing Payment, then Buyer may offset the difference against the Indemnity Holdback Note, and second, to the extent the Indemnity Holdback Note has been depleted, the Selling Parties shall pay to the Buyer in cash, the balance of such amount, within five Business Days following the determination of the Final Cash Consideration, by wire transfer of immediately available funds to an account designated in writing by the Buyer. If the Final Cash Consideration is more than the Cash Signing Payment (the “Adjusted Cash Payment Increase”), then such difference shall be paid by increasing the principal amount of the Indemnity Holdback Note by the Adjusted Cash Signing Payment Increase.

(f)	Any set offs to the Indemnity Holdback Note pursuant to this Section 2.02 shall be treated as an adjustment to the Purchase Price by the parties hereto for Tax purposes, unless otherwise required by Law.

Section 2.03 Payments.

(a)	On the Effective Date, Buyer shall pay to the account of the Member as specified by the Member at least two Business Days prior to the Effective Date, by wire transfer of immediately available funds, an amount in cash equal to the Cash Signing Payment.

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(b)	On the Effective Date, the Company and the Selling Parties shall issue to the Buyer a promissory note in an original principal amount equal to the Cash Signing Payment (the “Signing Payment Note”), which Signing Payment Note shall be in the form attached hereto as Exhibit C; provided, however, that, promptly following the final determination of the Final Cash Consideration, the Member and the Buyer shall amend the Signing Payment Note to change the original principal amount of the Signing Payment Note from an amount equal to the Cash Signing Payment to an amount equal to the Final Cash Consideration, if there is any difference between such amount. The Signing Payment Note shall bear interest at the rate of 9.0% per annum.[1] The Signing Payment Note shall be secured by a Security Agreement in the form attached hereto as Exhibit D (the “Security Agreement”).

(c)	At the Closing, Buyer shall issue the Indemnity Holdback Note to the Member.

For the avoidance of doubt, the Member acknowledges and agrees that the principal amount of the Indemnity Holdback Note constitutes a portion of the Purchase Price and consideration for the Member’s sale, assignment, transfer, conveyance and delivery to Buyer of the Membership Interests and MJAR Holding’s assignment of the Cultivation Facility Lease, and that such amount shall be subject to adjustment pursuant to any payments made to Buyer pursuant to the indemnification provisions in Article VIII.

Section 2.04 Signing Deliveries by the Company and the Selling Parties. On the Effective Date, the Company and the Selling Parties shall deliver or cause to be delivered to Buyer the following:

(a)	executed counterparts of each of the Ancillary Agreements (as applicable, except for the Management Services Agreement);

(b)	a complete list of all of the Cannabis Inventory owned by the Company as of the Effective Date (the “Updated Inventory Report”);

(c)	a Notice of Transfer of Interest pursuant to Nevada Revised Statutes Section 453A and 453D and the Regulations of the Nevada Department of Taxation;

(d)	the documents set forth in Section 2.08(k)(i)(A) which shall be held in Escrow by Buyer and released by Buyer upon Closing; and

(e)	The consent of Bridging Finance, Inc. to the transactions contemplated by this Agreement and a subordination of its lien to the Signing Payment Note on the Membership Interest, the assets of the Company and the Member.

Section 2.05 Signing Deliveries by the Buyer. On the Effective Date, Buyer shall deliver or cause to be delivered the following:

(a)	executed counterparts of each of the Ancillary Agreements (as applicable) (except for the Management Services Agreement.

1 Note to Buyer: The Signing Payment Note shall include the following terms: (i) reductions for amounts paid to Harvest under the MSA; (ii) termination on obtaining the Nevada Approvals (i.e., Closing); (iii) matures on the date that Nevada regulators issue a final, non-appealable order not to allow the Nevada Approvals or the date that the Selling Parties and the Buyer determine that obtaining the Nevada Approvals is impossible; and (iv) automatic extension if parties are using good faith efforts to receive Nevada Approvals.

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Section 2.07 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Membership Interests and assignment of the Cultivation Facility Lease shall take place at a closing (the “Closing”) to be held remotely via the electronic exchange of counterpart signature pages no later than two Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or in such other manner or at such other time or date as the parties may mutually agree upon in writing (in either case, the “Closing Date”).

Section 2.08 Closing Deliveries by the Company and the Selling Parties. At the Closing, the Company and the Selling Parties shall deliver or cause to be delivered to Buyer the following:

(a)	executed copies of each third-party consent, approval, notification or amendment listed on Schedule 2.08(a), which shall include without limitation, such application for approval and letters of notice, respectively, to the Nevada Department of Taxation, Clark County, Nevada and, to the extent required by Law, the City of Las Vegas (collectively, the “Nevada Approvals”); provided, however, that between the Effective Date and the Closing, a party may update Schedule 2.08(a) with the consent of the other parties, such consent not to be unreasonably withheld or delayed;

(b)	the original certificates evidencing all of the Membership Interests, if the Membership Interests are certificated, accompanied by duly executed assignments or such other instruments of transfer duly executed in blank and with all required membership interest transfer stamps affixed, in form and substance satisfactory to the Buyer as required for the same to be transferred to the ownership of the Buyer, with all necessary transfer Tax and other revenue stamps, acquired at the Member’s expense, affixed, provided that if the Membership Interests are certificated and any original membership certificates are lost, the Member may deliver a lost certificate affidavit and indemnification agreement in a form mutually acceptable to the Company and the Buyer;

(c)	a consent signed by the landlord of the Cultivation Facility Lease, IIP-NV, consenting to the assignment of such lease to Buyer as a result of consummation of this Agreement in a form and substance satisfactory to the Buyer as required pursuant to the terms and conditions of Cultivation Facility Lease;

(d)	a bill of sale for all leasehold improvements located on the Premises in form and substance satisfactory to the Buyer as required for the same to be transferred to the Buyer or its designee;

(e)	certificates of good standing for the Company and each of the Selling Parties issued by the Secretary of State or other government official where the Company and each of the respective Selling Parties was formed and from each jurisdiction where the Company is qualified to do business as a foreign corporation, dated as of a date not earlier than 10 days prior to the Closing;

(f)	complete and correct copies of the minute books, stock books, ledgers and registers, if any, and other records relating to the organization, ownership and maintenance of the Company, if not currently located on the premises of the Company;

(g)	a certification duly executed by the Company and dated as of the Closing Date, in form and substance required under Regulations Section 1.897-2(h)(2) and 1.1445-2(c)(3) and reasonably acceptable to Buyer, certifying that none of the equity interests in the Company is a “United States real property interest” within the meaning of Section 897 of the Code;

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(h)	the resignations, effective as of the Closing, of such of the managers, officers and directors of the Company as are designated by Buyer;

(i)	payoff letters, releases and lien discharges (or agreements therefor), each in a form reasonably satisfactory to Buyer from each creditor or vendor that has a claim that is part of the Indebtedness (the “Payoff Letters”), such Payoff Letters to also specify the amount owed to such creditors as well as wire instructions for any payment to be made to any of them;

(j)	agreements or instruments evidencing the termination of the agreements set forth on Schedule 2.08(j), in each case duly executed by each party thereto and providing that neither Buyer nor the Company will have any liability or obligation under any such terminated agreements following the Closing;

(k)	a certificate from a duly authorized officer of each of the Company and the Selling Parties, dated as of the Closing, (i) certifying and attaching true and complete copies of (A) the resolutions duly and validly adopted by the managers and/or Board of Directors of each of the respective Selling Parties and the Member of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; (B) the certificate of formation of each of the respective Selling Parties, as amended to date and as currently in effect; and (C) the bylaws of each of MJardin Group and MJAR Holdings and the Operating Agreement of the Member, as amended to date and as currently in effect; (ii) certifying the names and specimen signatures of the managers and/or officers of each of the respective Selling Parties authorized to sign this Agreement and the Ancillary Agreements to which the respective Selling Party is a party and the other documents to be delivered hereunder and thereunder; and (iii) certifying that the conditions set forth in Article VI have been satisfied and that the statements therein are true and correct in all material respects;

(l)	such other certificates, documents, schedules, agreements, resolutions, consents, approvals, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing together with such other items as may be reasonably requested by Buyer in order to effectuate or evidence the transactions contemplated hereby.

Section 2.09 Closing Deliveries by the Buyer. At the Closing, Buyer shall deliver or cause to be delivered the following:

(a)	a certificate from a duly authorized officer of Buyer, dated as of the Closing, (i) certifying and attaching true and complete copies of the resolutions duly and validly adopted by the managers (or its equivalent) of Buyer authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; and (ii) certifying that the conditions set forth in Article VI have been satisfied and that the statements therein are true and correct in all material respects;

(b)	an Estoppel Certificate in the form required by the Nevada Department of Taxation; and

(c)	such other certificates, documents, schedules, agreements, resolutions, consents, approvals, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing together with such other items as may be reasonably requested by Buyer in order to effectuate or evidence the transactions contemplated hereby.

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Section 2.10 Conveyance Taxes. Notwithstanding anything to the contrary herein, all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be split evenly between the Buyer, on the one hand, and the Member, on the other hand, when due, and the Buyer will, at their own expense, make all necessary filings with respect to all such Taxes, fees and charges. The Member and Buyer shall reimburse each other for its share of any such Taxes, fees and charges borne by, paid or otherwise suffered by the other party pursuant to this Section 2.10.

Section 2.11 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price such amounts that Buyer and the Company may be required to deduct and withhold under the Code or any provision of applicable Tax Law. If the Buyer determines that amounts are legally required to be deducted or withheld from any amounts payable hereunder under any applicable Law, it shall notify the Selling Parties of that fact two (2) Business Days prior to Closing, which notice shall include the amount and the reason for such withholding. To the extent practicable, the Selling Parties and the Buyer shall cooperate in ascertaining Tax matters related to Tax withholding prior to the Closing Date and will cooperate in good faith to mitigate any such withholding. To the extent that (i) amounts are so deducted and withheld and timely paid over to the applicable tax authority, and (ii) an original, duplicate original or authenticated copy of the receipt for foreign taxes paid, or other satisfactory evidence of payment, is provided to the Selling Parties, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY and the selling parties

Except as set forth in the Disclosure Schedule (it being understood and agreed that the representations and warranties of the Company and the Selling Parties are qualified in their entirety by such documents and agreements, including the contents, terms and provisions thereof), the Company and the Selling Parties jointly and severally represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the Effective Date and as of the Closing Date.

Section 3.01 Organization and Authority; Execution; Enforceability. Each of the Company and the Selling Parties (i) is a validly existing entity and in good standing under the laws of the jurisdiction of its formation; and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary. Each of the Company and the Selling Parties has all necessary legal power and authority, as applicable, to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary. There are no other jurisdictions in which the Company must qualify to do business as a foreign entity, except for any jurisdiction(s) in which the failure to so qualify would not have a Material Adverse Effect. The execution and delivery of this Agreement and the Ancillary Agreements by each of the Company and the Selling Parties, the performance by them of their obligations hereunder and thereunder and the consummation by each of the Company and the Selling Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate and limited liability company action, as applicable, on the part of each of the Company and the Selling Parties. This Agreement has been, and upon their execution, the Ancillary Agreements to which the Company and a Selling Party is a party, shall have been, duly executed and delivered by the Company and the respective Selling Party, and (assuming due authorization, execution and delivery by each other party hereto and thereto) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of each of the Company and the Selling Parties, enforceable against them in accordance with their respective terms except to the extent enforcement may be affected by Laws relating to bankruptcy, insolvency, creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

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Section 3.02 Subsidiaries. There are no corporations, limited liability companies, partnerships, joint ventures, associations or other entities in which the Company or the Member owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same, and the Company and the Member have no obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 3.03 Capitalization.

(a)	The Member is the record owner of and has good and valid title to the Membership Interests, free and clear of all Liens other than Permitted Liens. The Membership Interests constitute 100% of the total issued and outstanding membership interests of the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Liens (other than Permitted Liens). MJardin Nevada is the record owner of and has good and valid title to 100% of the issued and outstanding membership interests of the Member (the “F&L Membership Interest”), free and clear of all Liens (other than Permitted Liens). The F&L Membership Interest has been duly authorized and is validly issued, fully-paid and non-assessable.

(b)	The Membership Interests and the F&L Membership Interest were issued in compliance with applicable Laws. The Membership Interests and the F&L Membership Interest were not issued in violation of the Organizational Documents of the Company or F&L, as applicable, or any other agreement, arrangement, or commitment to which the Member or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)	There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any capital or membership interest in the Company or the Member or obligating either of them to issue or sell any of its capital interests or membership interests, or any other interest, in either the Company or the Member and there are no outstanding securities convertible or exercisable into or exchangeable for membership interests of the Company or Member or any other equity security of the Company or the Member.

(d)	Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests or the F&L Membership Interest.

(e)	The offer, issuance and sale of the Membership Interests were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities Laws, and (c) accomplished in conformity with all other applicable securities Laws. None of such Membership Interests are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” Law.

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Section 3.04 No Conflict. The execution, delivery and performance by each of the Selling Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of each of the Selling Parties; (b) conflict with or result in a violation or breach of any Law or Governmental Order applicable to each of the Selling Parties or any of their assets, properties or businesses, including the Business; (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract to which each of the Selling Parties is a party or they are bound or by which any of the Selling Parties’ properties or assets are subject; (d) result in the creation of any Lien on any of the Selling Parties’ properties or assets; or (e) conflict with or result in a breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by or on behalf of each of the Selling Parties.

Section 3.05 Consents. Except as set forth in Section 3.05 of the Disclosure Schedule, the execution, delivery and performance by each of the Selling Parties of this Agreement and each Ancillary Agreement to which it is a party does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or any other Person, except for those for which the failure to so receive would not have a Material Adverse Effect.

Section 3.06 Financial Statements. Complete copies of the Member’s unaudited consolidated annual financial statements consisting of the balance sheet of the Member as of September 30, 2019, and the related statements of income and retained earnings, members’ equity and cash flow for the period then ended (the “Financial Statements”) have been delivered to the Buyer. The Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved. The Financial Statements are based on the books and records of the Member, and fairly present, in all material respects, the financial condition of the Member as of the respective dates they were prepared and the results of the operations of the Member for the periods indicated. The balance sheet of the Member as of September 30, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Member maintains a standard system of accounting established and administered in accordance with IFRS.

Section 3.07 Undisclosed Liabilities. Except as set forth in Section 3.07 of the Disclosure Schedule, the Company and the Member have no Liabilities except (a) those arising from the obligations of the Company under this Agreement or the other agreements contemplated hereby and (b) those that individually or in the aggregate would not reasonably be expected to exceed $50,000.

Section 3.08 Bank Accounts. Set forth in Section 3.08 of the Disclosure Schedule is a complete and correct list of all banks or other financial institutions with which the Company has an account, showing the type and account number of each such account, and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

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Section 3.09 Indebtedness; Payment Obligations and Existing Liens. Set forth in Section 3.09(a) of the Disclosure Schedule is an accurate and complete summary of all Indebtedness and payment obligations of the Company and the Member to any Person as of the Effective Date. Set forth in Section 3.09(b) of the Disclosure Schedule is an accurate and complete summary of all Existing Liens of the Company and the Member to any Person as of the Effective Date.

Section 3.10 Absence of Certain Facts or Events. Since the Balance Sheet Date, the Business of the Company has been conducted in all material respects in the ordinary course of business consistent with past practice and there has not been with respect to the Company or the Member any:

(a)	Material Adverse Effect;

(b)	any damage, destruction or loss to the assets or Business of the Company or the Member, whether covered by insurance or not, involving damages, losses or assets valued in excess of $50,000;

(c)	(A) amendment to or entering into of any employment or independent contractor agreements or any severance or termination agreements with, any increase in the compensation payable or to become payable by the Company or the Member to, any employee, independent contractor, manager/director or officer whose annual remuneration (which, for purposes of this Section 3.10(c)(A) includes base salary and targeted commissions and bonuses) exceeds $50,000 or (B) any establishment or termination of, or increase in or amendment or modification to the coverage or benefits under any bonus, insurance, pension, retention, transaction bonus, change in control or other Benefit Plan that, in any case, is not in the ordinary course of business, consistent with past practice;

(d)	any issuance, sale, transfer or disposition of capital or other equity interest of the Company or the Member or options or rights to acquire capital or other equity interest of the Company or the Member, any redemption, repurchase or other cancellation or acquisition of outstanding shares of capital or other equity interest of the Company or the Member, any declaration, setting aside or payment of any dividend or distribution thereon (other than cash dividends or distributions), any recapitalization, reclassification, split or reverse split, any merger of the Company with any Person, any purchase or other acquisition by the Company or the Member of capital or other interest in any other Person, any purchase or other acquisition by the Company or the Member of all or substantially all of the business or assets of any other Person, any transfer or sale of a substantial portion of the Business or the Company’s or the Member’s assets to any Person or any agreement to take any such actions;

(e)	any sale, assignment, modification or transfer outside of the ordinary course of business of any contractual rights, claims or other assets of the Company or the Member valued at more than $[***] in the aggregate;

(f)	any Lien placed on the Company’s or the Member’s assets to secure indebtedness or guaranties, or any other Lien placed on any material asset of the Company;

(g)	the incurrence of any Liability of the Company or the Member as a result of indebtedness for borrowed money or guaranties thereof or any capital expenditure, in either case, in excess of $[***];

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(h)	any failure to pay or perform any obligation of the Company or the Member involving more than $[***] as, when and to the extent due other than pursuant to a good faith defense or contractual right of setoff;

(i)	any amendment or termination of the Organizational Documents of the Company or the Member;

(j)	any material transaction entered into or consummated by the Company or the Member not in the ordinary course of business;

(k)	any forgiveness or waiver of any obligations or performance (past, present or future) owed to the Company or the Member other than in the ordinary course of business and except for those for which such forgiveness or waiver would not have a Material Adverse Effect;

(l)	any material change in any method of accounting or accounting policy (including with respect to reserves) or policy or procedure relating to financial reporting, internal controls, cash management, accounts receivable collection or accounts payable practices;

(m)	any waiver, settlement or consent to the settlement of, any material claims made by or against the Company or the Member or entrance into any consent decree;

(n)	any material change in accounting or Tax principles (except as required by IFRS or any applicable Law), methods, entity classification or policies;

(o)	any material change or modification to the credit, collection or payment policies, procedures or practices of the Company or the Member;

(p)	any amendment to any Tax Return, any Tax election or modification or revocation of any existing Tax election, entry into any Tax indemnity, sharing or allocation agreement, surrender of any right to claim a refund, offset or other reduction of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to the Company or the Member, any change to any Tax accounting method, election or convention, or any settlement or compromise of any Tax claims, in each case, that is outside the ordinary course of business;

(q)	any hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee who is not an officer except to fill a vacancy in the ordinary course of business; or

(r)	any agreement to do any of the things described in the preceding clauses.

Section 3.11 Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule, for the two-year period prior to the date of this Agreement, there have been no material Actions by or against the Company or the Member or, to the Knowledge of the Company or the Member, affecting any of the assets or the Business of the Company or the Member, and there are no Actions pending or, to the Knowledge of the Company or the Selling Parties, threatened, (a) by or against the Company or the Member affecting any of its properties or assets (or by or against the Member or any Affiliate thereof and relating to the Company); or (b) by or against the Company, the Member or any Affiliate of the Member that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. Since its formation, the Company or the Member has not been subject to any Governmental Order, and there is no Governmental Order pending or, to the Knowledge of the Company or the Selling Parties, threatened against the Company.

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Section 3.12 Compliance with Laws; Permits.

(a)	The Company has conducted and continues to conduct the Business in accordance in all material respects with all Laws and Governmental Orders applicable to the Company and its assets and the Business, and neither the Company nor the Member is in material violation of any such Law or Governmental Order. No claim has been made by any Governmental Authority to the effect that the Business conducted or any asset owned or used by the Company fails to comply, in any respect, with any Law or Governmental Order.

(b)	Section 3.12 of the Disclosure Schedule contains a complete and accurate list of all Permits held by the Company[2], and the Company possesses and is in material compliance with all Permits required to operate the Business. Each such Permit is valid and in full force and effect. None of the Permits will be impaired or terminated or become terminable as a result of the transaction contemplated hereby.

(c)	The Company is the holder of the Regulatory License required for the Company to conduct its present Business. The Regulatory License is in full force and effect in all material respects and has not been revoked, suspended, cancelled, rescinded, terminated, modified and has not expired. There are no pending or, to the Knowledge of the Company or the Selling Parties, threatened Actions by or before any Governmental Authority to revoke, suspend, cancel, rescind, terminate and/or materially adversely modify the Regulatory License.

Section 3.13 Environmental Matters.

(a)	To the Knowledge of the Company and the Member, the Company and the Member is currently and has since August 16, 2018 been in compliance in all material respects with all Environmental Laws, and has not received from any Person any Environmental Notice or Environmental Claim or written request for information pursuant to Environmental Law with respect to the Company, the Business, the Cultivation Facility Lease or the Member’s business, which, in each case, either remains pending or unresolved or is the source of ongoing obligations or requirement.

(b)	To the Knowledge of the Company and the Member, each of the Company and the Member possesses and is in compliance in all material respects with all Environmental Permits necessary for the operation of the their respective businesses, the Business and the ownership, lease, operation or use of the Leased Real Property and the assets of the Company. All Environmental Permits obtained by the Company and the Member are in full force and effect in accordance with Environmental Laws. To the Knowledge of the Company or the Selling Parties, there is no condition, event, or circumstance that would reasonably be expected to prevent or materially impede, after the Closing Date, the ownership, lease, operation, or use of the business or assets of the Company or the Member as currently carried out. With respect to any such Environmental Permits, the Company and the Member has undertaken all measures necessary to facilitate transferability of the same and to the Knowledge of the Company or the Selling Parties there is no condition, event, or circumstance that would reasonably be expected to prevent or materially impede the transferability of the same nor has the Company nor the Member received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

2 NTD: MJAR to include both rec and med licenses.

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(c)	To the Knowledge of the Company or the Selling Parties, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or assets of the Company or the Member or any real property currently or formerly owned, operated, or leased by the Company, the Member or their Affiliates, including, but not limited to the Premises. Neither the Company nor the Selling Parties have received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material that could reasonably be expected to result in an Environmental Claim against or a violation of Environmental Law or term of any Environmental Permit by the Selling Parties or the Company.

(d)	To the Knowledge of the Company and the Selling Parties, there are no active or abandoned aboveground or underground storage tanks owned or operated by the Company or the Member.

(e)	To the Knowledge of the Company or the Selling Parties, there are no Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company, the Member or any predecessors as to which the Company or the Member may retain liability. None of such facilities or locations has been placed or proposed for placement on the National Priorities List under CERCLA or any similar state list. Neither the Selling Parties nor the Company have received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage or disposal facilities or locations used by the Company or the Member, including, but not limited to the Premises.

(f)	The Company or the Member has not retained or assumed, by Contract or operation of Law, any material liabilities or material obligations of third parties under Environmental Laws.

(g)	The Selling Parties and the Company have provided or otherwise made available to Buyer and listed in Section 3.13(g) of the Disclosure Schedule: (i) any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Premises, the Business or assets of the Company and the Member or any currently or formerly owned, operated or leased real property that are in the possession or control of the Company or the Member related to compliance with Environmental Laws, Environmental Claims, an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h)	To the Knowledge of the Company or the Selling Parties, there is no condition, event, or circumstance concerning the Release or regulation of Hazardous Materials that would reasonably be expected to, after the Closing Date, prevent, materially impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Premises, the Business or assets of the Company or the Member as currently carried out.

(i)	There are no Environmental Claims pending or, to the Knowledge of the Company or the Selling Parties, threatened against the Company, the Member or the Leased Real Property, and to the Knowledge of the Company and the Selling Parties, there are no circumstances that could reasonably be expected to form the basis of any such Environmental Claim.

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(j)	Neither the execution of this Agreement or the Ancillary Agreements by the Company or the Selling Parties, nor the consummation of the transactions contemplated hereby or thereby, will require any notice to or consent of any Governmental Authority or third party pursuant to any applicable Environmental Law or Environmental Permit.

Section 3.14 Material Contracts. Section 3.14(a) of the Disclosure Schedule contains an accurate and complete list of the following outstanding Contracts (including all amendments and supplements thereto) to which the Company or the Member is a party or by which the Company, the Member or any of their respective properties or assets is bound (collectively, the “Material Contracts”):

(a)	each Contract involving aggregate consideration in excess of $[***] or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company or the Member without penalty or without more than 90 days’ notice;

(b)	each Contract with employees, third party consultants, independent contractors or other service providers of the Company or the Member, which cannot be cancelled by the Company or the Member without penalty or without more than 30 days’ notice;

(c)	each Contract involving a sharing of profits, losses, costs or Liabilities by the Company or the Member with any other Person, including any joint venture, partnership, alliance or similar agreement;

(d)	each Contract containing covenants that restrict or purport to restrict the Company’s or the Member’s business activity or limit the freedom of the Company or the Member to engage in any line of business, to compete with any Person, to compete in any geographical area or to solicit any Person for business, employment or other purposes;

(e)	each Contract or instrument that creates, gives rise to or otherwise contemplates any Lien over or in respect of any property or asset of the Company or the Member;

(f)	each Contract providing for the Company’s or the Member’s lease of any Leased Real Property (whether as lessor or lessee);

(g)	each Contract providing for the Company’s lease of Personal Property for payments or other consideration of more than $[***] individually in any 12-month period or $[***] in the aggregate;

(h)	each Contract that relates to Indebtedness in excess of $[***] individually or $[***] in the aggregate;

(i)	each Contract or letter of intent relating to the acquisition or disposition by the Company or the Member (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise), outside of the ordinary course of business, of assets or securities;

(j)	each Contract involving monies or anything of value (including any compensation or benefits) that would become payable, owed, accelerated or vested upon the execution of this Agreement or the consummation of the transactions contemplated by this Agreement or any other change of control of the Company or the Member;

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(k)	each Contract involving capital expenditures in excess of $[***] or $[***] in the aggregate;

(l)	each warranty, guaranty or similar undertaking with respect to performance of a Contract extended by the Company or the Member, other than in the ordinary course of business;

(m)	each Contract involving loans by the Company or the Member to any Person;

(n)	each Contract between the Company or the Member, on the one hand, and a Governmental Authority, on the other hand;

(o)	each agency, dealer, distributor, sales representative, marketing or other similar Contract;

(p)	each Contract for management services or financial advisory services (other than any Contract with the Company’s or the Member’s accounting advisors);

(q)	each settlement, resolution or similar Contract involving payments by the Company or the Member after the Closing or any injunctive or similar equitable obligations on the Company or the Member, respectively;

(r)	each Contract between the Company, on the one hand, and the Member or any Affiliate of the Member, on the other hand; and

(s)	each agreement to enter into any Contract of the type described in subsections (a) through (r) of this Section 3.15(a).

Each Material Contract is in full force and effect and is valid and binding on and enforceable in accordance with its terms against the Company or the Member, respectively, and, to the Knowledge of the Company and the Selling Parties, against the other party or parties thereto. The Company and the Member is not in default under or in material breach of, or in receipt of any written claim of default or material breach or any notice of any intention to terminate, any Material Contract. There are no material disputes pending or, to the Knowledge of the Company or the Selling Parties, threatened under any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.15 Intellectual Property. Section 3.15 of the Disclosure Schedule sets forth a list of all of the Intellectual Property owned by the Company and the Member (the “Intellectual Property”). Except as set forth in Section 3.15 of the Disclosure Schedule, during the two (2) years preceding the date of this Agreement, to the Knowledge of the Company or the Selling Parties: (i) no claim has been asserted or threatened against the Company or the Member to the effect that the operation of the Business or the use or registration of the Intellectual Property infringes upon or conflicts with the rights of any person, (ii) no claim has been asserted or notice of infringement given, by the Company or the Member against any person, and (iii) no restrictions exist relating to the Intellectual Property in connection with their use for the operation of the Business.

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Section 3.16 Real Property.

(a)	The Company and the Member do not own nor have they ever owned any real property. The Company or the Member do not have any options, written commitments or Contracts to acquire any real property.

(b)	Section 3.16(b) of the Disclosure Schedule lists: (i) each lease, sublease, license or other agreement and any amendments or modifications thereto relating to all Leased Real Property (each a “Lease” and collectively, the “Leases”), true and complete copies of which have been made available to Buyer, (ii) the street address of each parcel of Leased Real Property, (iii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, and (iv) the current use of each such parcel of Leased Real Property. Each of the Company, the Member and MJ Holdings, as applicable, has a valid and enforceable leasehold interest under each Lease relating to Leased Real Property. Each Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against each of the Company, the Member and MJ Holdings, respectively, and each other party thereto. Each of the Company, the Member and MJ Holdings, as applicable, is not in default nor has it received a notice of default or termination that remains outstanding under any Lease, and to the Knowledge of the Company or the Selling Parties, no uncured default or breach on the part of the landlord exists under any Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under any such Lease. Each of the Company, the Member and MJ Holdings, as applicable, is in peaceful and undisturbed possession of each parcel of Leased Real Property, the use of the Leased Real Property complies with the terms of the applicable Lease in all material respects and to the Knowledge of the Company or the Selling Parties, there are no contractual or legal restrictions that preclude or restrict the ability to use the Leased Real Property for the purposes for which it is currently being used. Each of the Company, the Member and MJ Holdings, as applicable, has not leased or subleased any parcel or any portion of any parcel of Leased Real Property to any other Person and, to the Knowledge of the Company or the Selling Parties, no other Person has any rights to the use, occupancy or enjoyment thereof. The Leased Real Property comprises all real property used in connection with the business of the Company and the Member, as applicable. Each of the Company, the Member and MJ Holdings, as applicable, is not liable under any real property lease, sublease, license or other form of occupancy agreement other than the Leases. There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of the Company or the Selling Parties, threatened with respect to any of the Leased Real Property, and neither the Company, the Member nor MJ Holdings has received written notice of any such proceedings.

Section 3.17 Assets. Except as set forth in Section 3.17 of the Disclosure Schedule, the Company and the Member hold all legal and beneficial right, title and interest in and to all of the assets of the Company and the Member, free and clear of any Lien other than Permitted Liens. Immediately following the Closing, all of such assets will be owned, leased or available for use by the Company and the Member on terms and conditions substantially identical to those under which, immediately prior to the Closing, the Company and the Member owns, leases, uses or holds available for use such assets. Such assets comprise all of the assets, properties and rights used in or necessary to the conduct of the Business and are adequate and sufficient to conduct the Business. [Section 3.17 of the Disclosure Schedule shall be segregated to reflect the assets of the Company in Section 3.17(a) of such schedule and the assets of the Member in Section 3.17(b).]

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Section 3.18 Condition of Personal Property; Other Assets. All items of Personal Property and other assets of the Company and the Member (Other than Inventory) with an individual value greater than $20,000 are set forth in Section 3.18 of the Disclosure Schedule. Except as set forth in Section 3.18 of the Disclosure Schedule, all items of Personal Property are in good operating condition and repair (except for ordinary, routine maintenance and repairs that are not material in nature or cost) and are suitable for their intended use in the Business. [Section 3.18 of the Disclosure Schedule shall be segregated to reflect the personal property and other assets of the Company in Section 3.18(a) of such schedule and the assets of the Member in Section 3.18(b).]

Section 3.19 Employee Benefit Matters.

(a)	Section 3.19(a) of the Disclosure Schedule sets forth a true and complete list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and (ii) other profit-sharing, deferred compensation, bonus or incentive, equity option, equity purchase, equity or equity-based, employment, independent contractor, consulting, severance, retention, change-of-control, paid time off, holiday pay, pension, retirement, medical, welfare, fringe and other compensation or benefit plan, policy, program, contract, arrangement or agreement (whether written or unwritten), in either case, sponsored, maintained, contributed to, or required to be contributed to, by the Company and the Member for the benefit of any current or former employee, manager/director, officer or independent contractor of the Company, or with respect to which the Company and the Member has or could have any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether written or oral, legally binding or not (each, a “Benefit Plan” and collectively, “Benefit Plans”). With respect to this Section 3.19, the term “Company” and “Member” includes any ERISA Affiliate of the Company and the Member.

(b)	With respect to each Benefit Plan, there are no funded benefit obligations for which contributions have not been made, and all monies withheld for employee paychecks with respect to Benefit Plans have been transferred to the appropriate Benefit Plan within the time required under applicable Law.

(c)	Each Benefit Plan has been maintained, operated and administered at all times in compliance with its terms and applicable Laws, including ERISA and the Code in all material respects. No event has occurred, nor do any circumstances exists, that could reasonably be expected to give rise to any material liability or civil penalty under any Laws with respect to any Benefit Plan. All contributions and other payments required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code or any other applicable Law have been timely made and all contributions made have been fully deductible under the Code.

(d)	Neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any individual to any severance pay, unemployment compensation, forgiveness of indebtedness or other benefits or compensation; (ii) accelerate the time of payment or vesting, funding, or increase the amount of any compensation due, or in respect of, any individual; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code or that would not be deductible under Section 162 or 404 of the Code; or (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Benefit Plan. The Company does not have any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax imposed under Sections 4999 or 409A of the Code and each Benefit Plan has been maintained, operated and administered in operational and documentary compliance with Section 409A of the Code.

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(e)	Neither the Company nor an ERISA Affiliate maintains, maintained or contributed to within the past five (5) years, any multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA. Neither the Company nor an ERISA Affiliate currently has any Liability to make withdrawal liability payments to any multiemployer plan.

(f)	Each Benefit Plan can be amended, suspended or terminated at any time without the consent of any employees, participants, service providers, or insurance companies and without resulting in any Liability to Buyer or its Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or Liabilities.

Section 3.20 Employees and Contractors.

(a)	Section 3.20(a) of the Disclosure Schedule sets forth a complete and accurate list of all Persons employed by the Company and the Member immediately prior to the Closing (the “Employees”), showing as of the Closing Date each Employee’s: (i) name, (ii) job title or position, (iii) location, (iv) date of hire, (v) whether such Employee is full-time, part-time or temporary, (vi) whether such Person is exempt or non-exempt for purposes of the Fair Labor Standards Act and/or similar state Laws, (vii) base salary or hourly rate of base salary, (viii) annual bonus or other incentive compensation opportunity and (ix) the nature and amount of any other regular compensation (e.g., commissions and accrued but unused paid time off/vacation time). Except as set forth on Section 3.20(a) of the Disclosure Schedule, the employment of each Employee (whether or not under any Contract) can be terminated by the Company or the Member without notice and without severance, penalty or premium, other than payment of accrued salaries, wages and bonuses or commissions, if any. All salaries, wages, commissions and other compensation and benefits payable to each employee of the Company or the Member have been accrued and paid by the Company when due for all periods through the Closing Date. To the Knowledge of the Company or the Selling Parties, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or the Member within the next 3 months. No executive or key employee of the Company or the Member is employed under a non-immigrant work visa or other work authorization that is limited in duration.

(b)	Section 3.20(b) of the Disclosure Schedule sets forth a complete and accurate list of all independent contractors currently engaged by the Company and the Member, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such independent contractor. Except as set forth on Section 3.20(b) of the Disclosure Schedule, none of such independent contractors is a party to a written Contract with the Company and the Member. For purposes of applicable Law, including the Code and the Fair Labor Standards Act, all independent contractors who are currently, or within the last two years have been, engaged by the Company and the Member are bona fide independent contractors and not employees of the Company or the Member. Except as set forth on Section 3.20(b) of the Disclosure Schedule, each independent contractor engaged by the Company and the Member is terminable on not more than 30 days’ notice, without any obligation of the Company or the Member to pay a termination fee.

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Section 3.21 Labor Matters. Except as set forth in Section 3.21 of the Disclosure Schedule, (a) the Company and the Member is in material compliance with all Laws regarding employment and employment practices, conditions of employment, wages and hours with respect to the Business, and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority, and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and the Member; (b) neither the Company nor the Member is engaged in unfair labor practices, and there are no unfair labor practice complaints or grievances pending or, to the Knowledge of the Company or the Selling Parties, threatened against the Company or the Member relating to employees of the Company or the Member who are employed in connection with the Business, (c) there are no claims for violations of employment or labor Laws, or age, sex, racial or other employment discrimination pending or, to the Knowledge of the Company or the Selling Parties, threatened against the Company or the Member relating to employees of the Business, and (d) there is no labor strike, dispute or work stoppage pending or, to the Knowledge of the Company or the Selling Parties, threatened against or involving the Business or at the current customer locations which may affect such Business or which may interfere with its continued operation, and there has been no strike, walkout or work stoppage involving any of the employees of the Company or the Member employed with respect to the Business or at the current customer locations during the twenty-four (24) months prior to the date of this Agreement. Neither the Company nor the Member have incurred, and no circumstances exist under which the Company or the Member would reasonably be expected to incur, any Liability arising from the failure to pay wages (including overtime wages), from the misclassification of employees as independent contractors and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws. Neither the Company nor the Member is a joint employer or co-employer for any third party with which it has contracted for labor during the last two years. Except as disclosed in Section 3.21 of the Disclosure Schedule, there is no Action with respect to any employment-related matters, including payment of wages, salary or overtime pay, that has been asserted or is now pending or, to the Knowledge of the Company or the Selling Parties, threatened by or before any Governmental Authority with respect to any Persons currently or formerly employed (or engaged as an independent contractor) by, or who are or were applicants for employment with, the Company or the Member.

Section 3.22 Taxes. Except as set forth in Section 3.22 of the Disclosure Schedule, all material federal, state and local Tax Returns of the Company have been accurately prepared in all material respects and duly and timely filed, except for those returns covered by a timely filed extension, and all federal, state and local Taxes required to be paid with respect to the periods covered by such Tax Returns have been paid to the extent that the same have become due. All Taxes of or with respect to the Company have been fully paid when due. The Company does not currently have: (i) a Tax deficiency assessed against it or (ii) an executed waiver of any statute of limitations for the assessment or collection of any Tax. None of the Tax Returns filed by the Company has been audited by any Governmental Authority. The Company has not received any written notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. The Company (i) is not a party to, nor is it bound by or obligated under, any Tax sharing agreements (other than commercial agreements, the primary purpose of which does not relate to Taxes), and (ii) does not have any potential liability or obligation to any Person as a result of, or pursuant to, any such Tax sharing agreements. The Company has no liability for the Taxes of any other taxpayer under U.S. Treasury Regulation 1.1502-6 or any other similar provision.

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Section 3.23 Insurance Policies. Section 3.23 of the Disclosure Schedule contains a complete and correct list (by type of policy, form of coverage, name of insurer and expiration date) of all insurance policies, directors’ and officers’ liability policies, and formal self-insurance programs, and other forms of insurance and all fidelity bonds held by or applicable to the Company and its assets, properties, employees or Benefit Plan fiduciaries (the “Insurance Policies”). All Insurance Policies are in full force and effect, and the Company is not in default with respect to any provision in any Insurance Policy, and all such policies and all premiums due thereunder have been paid. The Company has not received any written notice of cancellation or non-renewal of any Insurance Policy, and the Company has not been denied any claim or made any claims which subject to reservation of rights of the insurer. With respect to each Insurance Policy, since the last renewal date of such policy, the Company has not received any written notice of any material change in its relationship with its respective insurer or the premiums payable pursuant to such policy. All Insurance Policies have been made available to Buyer.

Section 3.24 Inventory. Section 3.24 of the Disclosure Schedule sets forth a complete list of all of the Cannabis Inventory owned by the Company as of the Effective Date (the “Inventory Report”). The Inventory Report is, and the Updated Inventory Report delivered pursuant to Section 2.04(b) will be, true, complete and correct and prepared in a manner disclosed to the Buyer.

Section 3.25 Affiliate Transactions. Except as set forth in Section 3.25 of the Disclosure Schedule, no current or former manager/director of the Company, nor any immediate family member or Affiliate of any of the foregoing (whether directly or indirectly through an Affiliate of such Person): (a) is, or has been within the two years preceding the date of this Agreement, a party to any Contract (other than ordinary course employment Contracts that have been provided to Buyer) with the Company; (b) has, or has had during the last two years preceding the date of this Agreement, any direct or indirect interest (i) in any material property, asset or right that is owned or used by the Company in the conduct of the Business, or (ii) in any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company; or (c) is, or was during the last two years preceding the date of this Agreement, a manager/director, officer or employee of any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company.

Section 3.26 Brokers. Except for Canaccord Genuity Corp. and Cormark Securities Inc., no broker, finder, investment banker or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Member.

Article IV.
REPRESENTATIONS AND WARRANTIES OF the MEMBER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, (it being understood and agreed that the Member’s representations and warranties are qualified in their entirety by such documents and agreements, including the contents, terms and provisions thereof), the Member represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct.

Section 4.01 Ownership of Membership Interests. The Member is the holder of record and the beneficial owner of the Membership Interest, free and clear of any Liens (other than restrictions under the Securities Act and applicable securities Laws). The Member is not a party to any Contract that could require the Member to sell, transfer or otherwise dispose of any of the Membership Interests or other interest in the capital of the Company (other than this Agreement). The Member is not a party to any Contract with respect to the Membership Interests or any interest in the capital of the Company (other than this Agreement). If the Member is an individual, no spousal consent is required under applicable Laws to vest Buyer with good and valid title to the Membership Interests. The assignments and other instruments executed and delivered by the Member and delivered to the Buyer at the Closing are valid and binding obligations of the Member, enforceable against the Member, and effectively vests in Buyer good and valid title to all of the Membership Interests.

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Article V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Selling Parties that the statements contained in this Article V are true and correct as of the Effective Date and as of the Closing Date.

Section 5.01 Organization and Authority; Execution; Enforceability. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada and has all necessary legal power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been, and upon their execution the Ancillary Agreements to which Buyer is a party shall have been, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party hereto and thereto) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except to the extent enforcement may be affected by Laws relating to bankruptcy, insolvency, creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 5.02 No Conflict. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which each is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any Law or Governmental Order applicable to Buyer; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract to which Buyer is a party or by which Buyer is bound or by which any of Buyer’s properties or assets are subject.

Section 5.03 Consents. Except as set forth in Schedule 5.03, the execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which each is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or any other Person.

Section 5.04 Litigation. There are no Actions pending or, to Buyer’s knowledge, threatened, by or against Buyer or any Affiliate of Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

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Section 5.05 Brokers. No broker, finder, investment banker or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Article VI.
CONDITIONS TO THE CLOSING; TERMINATION

Section 6.01 Condition to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any or all of which Buyer may waive in writing, at its sole and absolute discretion:

(a)	Other than the representations and warranties contained in Section 3.01 (Organization and Authority; Execution; Enforceability), Section 3.02 (Subsidiaries), Section 3.03 (Capitalization) and Section 3.26 (Brokers), the representations and warranties of the Company and the Selling Parties contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except for any changes resulting from any acts or omissions required or permitted by the terms hereof, or consented to in writing by the other party hereto. The representations and warranties of the Company and the Selling Parties contained in Section 3.01 (Organization and Authority; Execution; Enforceability), Section 3.02 (Subsidiaries), Section 3.03 (Capitalization) and Section 3.26 (Brokers), shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except for any changes resulting from any acts or omissions required or permitted by the terms hereof, or consented to in writing by the other party hereto;

(b)	Other than the representations and warranties contained in Section 4.01 (Ownership of Membership Interests), the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except for any changes resulting from any acts or omissions required or permitted by the terms hereof, or consented to in writing by the other party hereto. The representations and warranties of the Selling Parties contained in Section 4.01 (Ownership of Membership Interests) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date, except for any changes resulting from any acts or omissions required or permitted by the terms hereof, or consented to in writing by the other party hereto;

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(c)	The Selling Parties and the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Selling Parties and the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects;

(d)	No action, proceeding, investigation, regulation or legislation shall have been instituted or threatened or proposed before any Governmental Authority to enjoin, restrain, prohibit, or obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby;

(e)	No Material Adverse Effect shall have occurred with respect to the Company from the Effective Date to the Closing;

(f)	The Nevada Department of Taxation, Clark County, Nevada and the City of Las Vegas shall have evidenced its approval of (i) consummation of the transactions contemplated by this Agreement, including without limitation Buyer acquiring the Membership Interests and becoming the sole member of the Company, and (ii) Buyer conducting the Business under the tradename selected by Buyer;

(g)	All consents, approvals, waivers or amendments pursuant to the contracts, licenses, permits, trademarks and other intangible assets in connection with the transactions contemplated herein or for the continued operation of the Company and the Business after the Closing on the basis as presently operated set forth on Schedule 6.01(g), including such amendments to the Leases as Buyer deems appropriate, shall have been obtained; provided, however, that between the Effective Date and the Closing, a party may update Schedule 6.01(g) with the consent of the other parties, such consent not to be unreasonably withheld or delayed; and

(h)	The resolutions adopted by the Managers of the Company, the Member, MJAR Holdings and the Board of Directors of MJardin Group authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby shall remain valid;

(i)	An Affiliate of the Buyer shall have completed a financing transaction with Bridging Finance, Inc., as agent (“Bridging”) which results in net cash proceeds to Buyer or its Affiliates of no less than $5,000,000, on terms acceptable to the Buyer or its Affiliate in their sole discretion;

(j)	MJAR Holdings shall have assigned the Cultivation Facility Lease to the Company;

(k)	The Company shall have obtained the consent of the landlord to the Cultivation Facility Lease, IIP-NV, to the assignment of such lease to Buyer as a result of consummation of this Agreement in a form and substance satisfactory to the Buyer as required pursuant to the terms and conditions of Cultivation Facility Lease; and

(l)	Bridging shall have consented to a release of its lien on the Membership Interest and the assets of the Company.

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Section 6.02 Condition to the Obligations of the Selling Parties. The obligations of the Selling Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any or all of which the Selling Parties may waive in writing, at their sole and absolute discretion:

(a)	Other than the representations and warranties of Buyer contained in Section 5.01 (Organization and Authority; Execution; Enforceability) and Section 5.05 (Brokers), the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01 (Organization and Authority; Execution; Enforceability), and Section 5.05 (Brokers) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date;

(b)	Buyer shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing;

(c)	No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, prohibit, or obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby;

(d)	All consents, approvals or waivers of third parties set forth on Schedule 6.02(d), shall have been obtained with evidence delivered to the Company; and

(e)	The resolutions adopted by the managers of the Buyer authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby shall remain valid.

Section 6.03 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)	by mutual written consent of Buyer, the Company and the Selling Parties;

(b)	by Buyer by written notice to the Selling Parties if (i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company or the Selling Parties pursuant to this Agreement that would give rise to a Material Adverse Effect and the failure of any of the conditions specified in Section 6.01 and such breach, inaccuracy or failure has not been waived by Buyer or cured by the Company or the Selling Parties within ten Business Days of the Selling Parties receipt of written notice of such breach from Buyer or which by its nature or timing cannot reasonably be cured by the Termination Date; or (ii) any of the conditions set forth in Section 6.01 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 6.03(b) shall not be available to Buyer if Buyer has been a principal cause of, or principal factor in, the failure of the Closing to occur on or before the Termination Date;

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(c)	by the Selling Parties, acting unanimously, by written notice to Buyer if (i) the Company and the Selling Parties are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to a Material Adverse Effect and the failure of any of the conditions specified in Section 6.02 and such breach, inaccuracy or failure has not been waived by the Selling Parties or cured by Buyer within ten Business Days of Buyer’s receipt of written notice of such breach from the Selling Parties or which by its nature or timing cannot reasonably be cured by the Termination Date; or (ii) any of the conditions set forth in Section 6.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date; provided, however that the right to terminate this Agreement under this Section 6.03(c) shall not be available to the Selling Parties if the Selling Parties have been a principal cause of, or a principal factor in, the failure of the Closing to occur on or before the Termination Date;

(d)	by Buyer upon written notice to the Selling Parties in the event that at any time prior to the Closing there shall have occurred a Material Adverse Effect; or

(e)	by Buyer or the Selling Parties in the event that (i) there shall be any Law of the State of Nevada that makes consummation of the principal transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority of the State of Nevada shall have issued a Governmental Order restraining or enjoining the principal transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 6.04 Effect of Termination.

(a)	If this Agreement is terminated in accordance with Sections 6.03(a), (d) and (e), the Maturity Date of the Signing Payment Note shall be accelerated to the date of such termination and all principal, interest and other amounts due under such note shall be immediately due and payable (the “Signing Payment Note Indebtedness”) and upon receipt of payment of the Signing Payment Note Indebtedness, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party).

(b)	If this Agreement is terminated in accordance with Section 6.03(b), the Maturity Date of the Signing Payment Note shall be accelerated to the date of such termination and the Signing Payment Note Indebtedness shall become immediately due and payable and the Selling Parties, jointly and severally, shall pay to Buyer the Signing Payment Note Indebtedness. If this Agreement is terminated in accordance with Section 6.03(b) and such termination is principally the fault of one of the Selling Parties, the Selling Parties, jointly and severally, shall pay to Buyer all reasonable amounts expended by Buyer or its Affiliate in excess of the Sales Revenue (as defined in the Management Services Agreement) plus all reasonable costs and reasonable expenses, including reasonable fees of counsel, financial advisors and accountants, incurred by Buyer in connection with this Agreement and the transactions contemplated by this Agreement (collectively, the “Buyer Termination Costs”). Upon receipt of such payments this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party) except as provided for in this Section 6.03(b). Promptly following termination in accordance with Section 6.03(b), Buyer shall provide the Selling Parties with documentation substantiating the Buyer Termination Costs and within 10 Business Days of receipt of such documentation, the Selling Parties shall pay to the Buyer the Signing Payment Note Indebtedness and the Buyer Termination Costs by wire transfer to a bank account designated by Buyer.

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(c)	If this Agreement is terminated in accordance with Section 6.03(c), the Maturity Date of the Signing Payment Note shall be accelerated to the date of such termination and the Signing Payment Note Indebtedness shall become immediately due and payable and the Company and the Selling Parties, jointly and severally, shall pay to Buyer the Signing Payment Note Indebtedness; provided, however, that, if such termination in accordance with Section 6.03(c) is principally the fault of the Buyer, then the term “Signing Payment Note Indebtedness” shall be deemed to mean “the principal due under the Signing Payment Note” and the Selling Parties shall have no obligation to pay Buyer interest and other amounts due under the Signing Payment Note. If this Agreement is terminated in accordance with Section 6.03(c) and such termination is solely the fault of Buyer, Buyer shall pay to the Selling Parties all reasonable costs and reasonable expenses, including reasonable fees of counsel, financial advisors and accountants, incurred by the Selling Parties or their Affiliates in connection with this Agreement and the transactions contemplated by this Agreement (collectively, the “Selling Parties Termination Costs”). Upon receipt of such payments this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party) except as provided for in this Section 6.03(c). Promptly following termination in accordance with Section 6.03(c), the Selling Parties shall provide the Buyer with documentation substantiating the Selling Parties Termination Costs and within 10 Business Days of receipt of such documentation, (i) the Selling Parties shall pay to the Buyer the Signing Payment Note Indebtedness by wire transfer to a bank account designated by Buyer and (ii) the Buyer shall pay to the Selling Parties the Selling Parties Termination Costs by wire transfer to one or more bank accounts designated by the Selling Parties.

(d)	Notwithstanding anything to the contrary, this Section 6.04 and Article IX shall survive the termination of this Agreement and nothing herein shall relieve any party hereto from any liability for Fraud or any willful breach of the provisions of this Agreement prior to the termination of this Agreement.

Article VII.
ADDITIONAL COVENANTS OF THE PARTIES

Section 7.01 Access to Information. From the date hereof until the Closing, the Selling Parties shall, and shall cause the Company to, (a) if requested by the Buyer, afford the officers, employees and representatives of Buyer (including independent public accountants and attorneys), during normal business hours, reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company, the Business and the Cultivation Facility Lease; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Company, the Business and the Cultivation Facility Lease as Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of the Selling Parties and the Company to cooperate with Buyer in its reasonable investigation of the Company, the Business and the Cultivation Facility Lease. Any investigation pursuant to this Section 7.01 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the Company or the Selling Parties in this Agreement.

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Section 7.02 Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

(a)	The Company, each of the Selling Parties and Buyer shall refrain from taking any action, or from not taking any action, which would render any of its representations or warranties contained in Articles III, IV or V, respectively, materially untrue or inaccurate. Each of the Selling Parties and Buyer shall promptly notify Buyer or the Selling Parties, respectively, of (i) any event or matter that would reasonably be expected to cause any of its representations or warranties contained in Articles III, IV or V, respectively, to be materially untrue or inaccurate or (ii) any Action that shall be instituted or threatened against it to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b)	From the Effective Date until the Closing, the Selling Parties and the Company shall promptly notify Buyer of (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Selling Parties hereunder not being materially true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.02 to be satisfied as of the Closing; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Action commenced or, to the Knowledge of the Company and the Selling Parties, threatened against, relating to or involving or otherwise affecting the Selling Parties or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that relates to the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, no notice under Section 7.02(a) or this Section 7.02 (b) shall be deemed to have modified any representation or warranty or cured any breach or relieved any party hereto of any obligation or liability under this Agreement.

Section 7.03 Government Approvals and Consents.

(a)	Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its best efforts to obtain the approval of the Management Services Agreement by the Nevada Department of Taxation (the “MSA Approval”) and to consummate the transactions contemplated by this Agreement as promptly as practicable. In furtherance of the foregoing, each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those required to obtain the MSA Approval and the Nevada Approvals) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Notwithstanding anything to the contrary provided for herein, the Company shall submit a request for the MSA Approval within 10 Business Days from the Effective Date. In addition, the Company and the Member shall respond to all requests by the Nevada Department of Taxation for information in connection with the MSA Approval within ten (10) Business Days after the date that such party is notified (in writing) by the Nevada Department of Taxation that it requires additional information in connection with its review of the documentation submitted in connection with the MSA Approval.

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(b)	Without limiting the generality of the parties’ undertakings pursuant to Section 7.03(a) above, each of the parties hereto shall use all reasonable best efforts to: (i) respond to any inquiries by any Governmental Authority regarding the MSA Approval and the Nevada Approvals and the transactions contemplated by this Agreement or any Ancillary Agreement; (ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Agreement; and (iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Agreement has been issued, to have such Governmental Order vacated or lifted.

(c)	If any consent, approval, authorization or amendment necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Selling Parties shall, subsequent to the Closing, use their best efforts to cooperate with Buyer and the Company in attempting to obtain such consent, approval, authorization or amendment as promptly thereafter as practicable. If such consent, approval, authorization or amendment cannot be obtained, the Selling Parties shall use their reasonable best efforts to provide the Buyer and the Company with the rights and benefits of the affected Contract or Lease for the term thereof, and, if the Selling Parties provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(d)	All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of the Company or the Buyer before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the MSA Approval and the Nevada Approvals and the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)	Notwithstanding the foregoing, nothing in this Section 7.03 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

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Section 7.04 Conduct of Business Prior to Closing. From the Effective Date until the Closing Date, except as other provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company and the Member shall, and the Selling Parties shall cause the Company and the Member to: (i) operate, conduct and carry on the Business and their operations only in the ordinary course and consistent with past practice and the Management Services Agreement; (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by them; (iv) perform in all material respects all of its obligations under material Contracts relating to or affecting its assets, properties, and the Business; (v) use their commercially reasonable efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state Laws and all rules, regulations, and orders imposed by Governmental Authorities including maintaining in full force and effect all Permits held by the Company or under which it operates or conducts the Business. Notwithstanding the foregoing, except as expressly required by this Agreement, the Management Services Agreement or with the prior written consent of Buyer, the Company and the Member shall not, and the Selling Parties shall cause the Company and the Member not to:

(a)	(i) declare or pay any dividends on or make other distributions in respect of any equity interests of the Company or the Member, (ii) issue, repurchase, redeem or otherwise acquire or modify the terms of any of its interests in its capital or any of its other securities, including the Membership Interests or (iii) grant or issue any options, warrants or rights to subscribe for any interest in the Company’s or the Member’s capital or securities convertible into same or commit to do any of the foregoing;

(b)	form any direct or indirect subsidiary of the Company or the Member or windup, liquidate, dissolve or terminate the Company or the Member;

(c)	(i) make any voluntary declaration of, or initiate any proceedings in, bankruptcy or insolvency or filing any petition for relief with respect to the Company or the Member, (ii) make any assignment for the benefit of creditors on behalf of the Company or the Member or (iii) apply for the appointment of a custodian, receiver or trustee for the Company or the Member;

(d)	amend, modify, waive or rescind any of the Organizational Documents of the Company or the Member;

(e)	make any capital expenditure(s) or enter into any Contract(s) therefor that is in excess of $10,000 individually or $[***] in the aggregate;

(f)	enter into any Contract that (i) would have been required to be set forth on Section 3.14(a) of the Disclosure Schedule if in effect on the date hereof, (ii) is outside the ordinary course of business consistent with past practice or (iii) cannot be assigned or transferred to Buyer;

(g)	enter into or modify any Contract, or transaction with any Affiliate, Member, director, manager, officer, employee or consultant of the Company;

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(h)	terminate, rescind, amend or otherwise modify, or grant any waiver under, any Material Contract;

(i)	enter into any Contract for the purchase of any real property or the sale or lease (including any extension thereof) of any Leased Real Property, or any amendment thereto;

(j)	acquire by merging or consolidating the Company or the Member with, or purchase any of the equity interests or material assets of, directly or indirectly, any other Person or any business or division thereof;

(k)	cancel any Indebtedness owed to or claims held by the Company or the Member or waive any other rights held by the Company or the Member;

(l)	create, incur, assume, modify or amend the terms of any Indebtedness or enter into, as lessee, any capital lease;

(m)	institute, abandon, settle or compromise or make any material decision with respect to any pending or threatened claim or Action by, against or involving the Company or the Member;

(n)	establish or increase any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit with respect to employees or consultants of the Company (or any other Person who provides services to the Company or the Member);

(o)	make any increase or, except with respect to an employee having an annual base salary of less than $25,000 and in the ordinary course of business consistent with past practices, decrease in the compensation (including base salary, wages and bonus opportunities) of the directors, managers, officers, employees or consultants of the Company or the Member (or any other Person who provides services to the Company; or

(p)	incur any additional Indebtedness, or guarantee any Indebtedness or obligation of any party other than Buyer, except as such Indebtedness may be incurred in the ordinary course of business and/or the principal amount of such indebtedness does not exceed $[***].

Section 7.05 Tax Returns.

(a)	The Member shall prepare, or cause to be prepared, and file, or cause to be filed (taking into account all extensions properly obtained), all Tax Returns required to be filed by the Company prior to the Closing. Each such Tax Return shall be prepared in a manner consistent with past practice.

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(b)	Buyer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed (taking into account all extensions properly obtained), all Tax Returns required to be filed by the Company after the Closing. Each such Tax Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method. Buyer shall pay or cause to be paid all Taxes shown as due on any such Tax Return. Buyer shall provide the Selling Parties with completed drafts of Tax Returns for any period for which the Selling Parties may have an indemnity obligation hereunder or any other obligation or liability (including any related work papers or other information reasonably requested by the Selling Parties) with an allocation of the Selling Parties’ portion of such Taxes due with respect to such Tax Returns as calculated under Section 7.05(b)(i) (to the extent not paid prior to the Closing Date) for the Selling Parties’ review and comment at least thirty (30) days prior to the due date for filing and shall consider in good faith any reasonable comments thereto. Buyer and the Selling Parties agree to timely consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter(s) in dispute and a meeting to discuss their respective positions. In the event Buyer and the Selling Parties are unable to resolve any dispute within ten (10) Business Days following the delivery of written notice by the Selling Parties of such dispute, the Selling Parties or Buyer may require that they mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by the Independent Accountant, and they shall jointly request the Independent Accountant to resolve any issue in dispute at least ten (10) Business Days before the due date of such Tax Return so that such Tax Return may be timely filed. The Independent Accountant shall make a determination with respect to any disputed issue within five (5) Business Days before the due date (including extensions) for the filing of the Tax Return in question, and the Buyer shall cause the Company to file such Tax Return on the due date (including extensions) therefor in a manner consistent with the determination of the Independent Accountant. The determination of the Independent Accountant shall be binding; provided, however, that any such determination shall be limited to the resolution of issues in dispute. The fees and disbursements of the Independent Accountant shall be borne equally by the parties.

(i)	In the case of any Taxes (other than Taxes addressed in Section 2.10) that are imposed on a periodic basis and are payable prior to the Closing Date or, for a Tax period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (A) in the case of any Taxes other than the Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (B) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

(c)	Buyer shall not (and shall not cause or permit the Company to) (i) amend, refile or modify (or grant an extension of any statute of limitations with respect to) any Tax Returns relating in whole or in part to the Company with respect to any taxable year or period ending on or before the Closing Date or with respect to any taxable period beginning on or before and ending after the Closing Date, (ii) enter into any voluntary disclosure agreements with respect to any such Tax Returns, or (iii) take any other action that would in bad faith increase any tax liability or reduce any tax benefit in respect of any taxable year or period ending on or before the Closing Date or any taxable period beginning on or before and ending after the Closing Date, without the prior written consent of the Selling Parties, such consent not to be unreasonably withheld or delayed.

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(d)	If an audit, investigation or similar proceeding with respect to any tax matter shall be commenced, or a claim shall be made, by any Governmental Authority, with respect to (i) any taxable period ending on or before the Closing Date or any taxable period beginning on or before and ending after the Closing Date or (ii) taxes for which the Selling Parties may be liable pursuant to this Agreement, then Buyer shall, or shall cause the Company to, promptly (but no later than thirty (30) days) notify the Selling Parties in writing of such audit, investigation or similar proceeding or claim (a “Tax Proceeding”), provided that the failure to provide such notice shall not release the Buyer Indemnified Parties’ right to indemnification except to the extent that the Selling Parties is materially prejudiced by such failure. The Selling Parties shall have the primary right, at their sole expense, to contest any Tax Proceeding relating to (i) a taxable period ending on or before the Closing Date or any taxable period beginning on or before and ending after the Closing Date or (ii) taxes for which the Selling Parties may be liable pursuant to this Agreement; and Buyer shall have the primary right to contest all other such tax proceedings (the party controlling such Tax Proceeding hereinafter referred to as the “Controlling Party”). The Controlling Party shall have discretion and authority to pay, settle or compromise any such Tax Proceeding (including selection of counsel, the pursuit or waiver of any administrative proceeding or the right to pay the tax and sue for a refund or contest the Tax Proceeding in any permissible manner); provided, however, that (i) Buyer or the Selling Parties, as applicable (the “Non-Controlling Party”) (or their advisors), may fully participate at the Non-Controlling Party’s expense in the Tax Proceeding and (ii) the Controlling Party shall not settle any Tax Proceeding in a manner that would materially and adversely affect the Non-Controlling Party without the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Controlling Party shall keep the Non-Controlling Party timely informed with respect to the commencement, status and nature of any Tax Proceeding. Upon the conclusion of any Tax Proceeding in accordance with the foregoing, whether by way of settlement or otherwise, Buyer shall cause the Company and an appropriate officer of the Company to execute any and all agreements, instruments or other documents that are necessary or appropriate to conclude such Tax Proceeding.

(e)	Any payments pursuant to this Agreement shall be treated by the parties, for Tax purposes, as an adjustment to the Purchase Price, except as otherwise required by applicable Law.

(f)	Any refunds (and any interest received thereon) of any Tax imposed on the Company for any pre-Closing period or the pre-Closing portion of any taxable period beginning on or before and ending after the Closing Date (determined in accordance with Section 7.05(b)(i) shall be payable to a Person designated by a majority of the Selling Parties, and shall be paid by the Company to a Person designated by a majority of the Selling Parties within ten (10) Business Days of receipt, or the filing of the Tax Return that contains a credit or other offset in lieu of any other such Tax refund. Any other refunds of any Tax imposed on the Company (and any interest received thereon) shall be the property of the Company and shall inure to the benefit of the Buyer.

Section 7.06 Public Disclosure. The press releases by each of Buyer, the Company or the Selling Parties with respect to the execution of this Agreement and the consummation of the transactions contemplated hereby shall be reasonably acceptable to Buyer and the Selling Parties. Except as set forth in the immediately preceding sentence, no party hereto shall issue any press release or make any public statement or disclosure with respect to this Agreement or the transactions contemplated hereby from the Effective Date through the Closing without the prior written consent of Buyer and the Selling Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Selling Parties, Buyer and their Affiliates may, without the prior written consent of the Selling Parties or the Buyer, as applicable, (a) issue any press release or make any public statement or disclosure as may be required by applicable Law or the applicable rules of the Canadian Stock Exchange or OTC Best Markets, or (b) make any public statement or disclosure to the extent the substance of such public statement or disclosure is consistent with any previous press release, statement or disclosure made in accordance with, or permitted by, this Section 7.06. After the Closing, except as set forth in the first sentence of this Section 7.06, no party other than Buyer or its Affiliates shall issue any press release or make any public statement with respect to the Agreement or the transactions contemplated hereby.

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Section 7.07 Acquisition Proposals. The Company and the Selling Parties shall not, and shall cause their Affiliates and their respective directors, managers, officers, employees, investment bankers, attorneys, accountants and other representatives not to, directly or indirectly, initiate, solicit or encourage, or furnish information to or engage in any discussions or negotiations of any type with any other Person in connection with, or enter into any confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any other Person, with respect to any inquiry, proposal or offer from any Person (an “Acquisition Proposal”) concerning (a) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company; (b) the issuance or acquisition of membership interests in the Company; or (c) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets. In addition to the other obligations under this Section 7.07, the Selling Parties shall promptly (and in any event within three Business Days after receipt thereof by the Company, any of the Selling Parties) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. The Selling Parties agree that the rights and remedies for noncompliance with this Section 7.07 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer. Notwithstanding the foregoing, this Section 7.07 shall not preclude the Selling Parties from taking any actions described in this Section 7.07 with respect to subsidiaries, properties and assets of the Selling Parties other than the Company.

Section 7.08 Release. Effective as of the Closing, the Selling Parties or any Person claiming by or through it or any of them hereby irrevocably waives, releases, remises and forever discharges any and all rights and claims that it, or any of the Selling Parties, has had, now has or might now have against the Company, the Buyer and their Affiliates that arose, occurred or existed on or before the Closing Date (whether accrued, absolute, contingent, unliquidated or otherwise and whether known or unknown), except for (a) rights and claims arising from or in connection with this Agreement or any other agreements or certificates entered into in connection with this Agreement, (b) rights to indemnification pursuant to Article VIII and (c) claims for Fraud or willful breach committed by the Buyer or any of its Affiliates.

Section 7.09 Business Operations. From January 1, 2020 until February 28, 2020 the Company or the Member shall receive all gross revenue of the Company and the Selling Parties shall pay all expenses of the Company that exceed gross revenues (the “Selling Parties’ Working Capital Commitment”). From March 1, 2020 until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Buyer Management Period”), the Buyer shall receive all gross revenue and shall pay all expenses of the Company on behalf of the Member. For the avoidance of doubt, during the Buyer Management Period, the Buyer will be collecting revenues and paying expenses of the Company on behalf of the Member and to the extent there is any net revenue remaining after paying expenses those revenues are the property of the Member and shall be retained by the Company for its sole use. To the extent that the Company’s expenses exceed the Company’s gross revenue during the Buyer Management Period, the Buyer shall contribute such amounts to the Company as is required to maintain the Company’s business in its ordinary course.

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Section 7.10 Actions of the Selling Parties. Notwithstanding ARTICLE VII of this Agreement and for greater certainty, the parties to this Agreement hereby agree and confirm that nothing in this Agreement in any way limits the ability of MJAR Holdings and MJardin Group to (i) manage and operate its other businesses (excluding the Business) in their sole discretion, and (ii) enter into any transactions with respect to the acquisition or disposition of assets, the financing or re-financing of assets, the issuance of equity or debt securities or the merger, amalgamation or arrangement of the Selling Parties or any similar fundamental transactions provided that such transactions would not adversely affect the Business or the Company or the ability of the Member to sell the Membership Interests to the Buyer pursuant to the terms of this Agreement or the rights of the Buyer pursuant to terms of this Agreement.

Section 7.11 Disclosure Schedules. From and after the date of the Effective Date until the Closing, each of the Company and the Selling Parties shall promptly (and in any event within five (5) Business Days of becoming aware thereof) provide the Buyer with written notice, in reasonable detail, of any matter, event, condition, fact, circumstance or development that, if existing or known on the date of this Agreement would have been required to be set forth or listed by such party in the Disclosure Schedules. If any such matter, event, condition, fact, circumstance or development (either individually or collectively with all other matters, events, conditions, facts, circumstances or developments disclosed by the Company or the Selling Parties after the Effective Date pursuant to this Section 7.11) results in a Material Adverse Effect, then, if not cured by the Selling Parties within ten (10) Business Days of receiving notice from the Buyer of the occurrence of such Material Adverse Effect, this Agreement may be terminated by Buyer. If this Agreement is not terminated as provided in this Section 7.11, the Buyer cannot rely on Section 6.03(b) to terminate this Agreement as a result of such written notice and should the Buyer consummate the Closing, then (a) any written notice provided pursuant to this Section 7.11 shall be deemed to qualify and update the representations and warranties of such disclosing Party in all respects for the purposes of the satisfaction of the closing conditions set forth in Section 6.01, as applicable, and shall not be a basis for failure to satisfy any such conditions, and (b) for the purposes of indemnification rights of the Buyer under Article 8, such written notice shall not be deemed to qualify and update the representations and warranties of the Company or the Selling Parties and such indemnification rights as set forth in Article 8 shall remain in full force or effect with respect to such disclosed information.

Article VIII. INDEMNIFICATION

Section 8.01 Survival.

(a)	The representations and warranties of the Company and the Selling Parties contained in this Agreement shall survive the Closing until the date that is 12 months after the Closing Date (the “General Survival Date”); provided, however, that (i) the representations and warranties of the Company contained in Section 3.01 (Organization and Authority; Execution; Enforceability), Section 3.03 (Capitalization), Section 3.09 (Indebtedness; Payment Obligations), Section 3.12 (Compliance with Laws; Permits) and Section 3.26 (Brokers) (collectively, the “Selling Parties Fundamental Representations”) shall survive until the six (6) year anniversary of the Closing Date (the “Fundamental Survival Date”), (ii) the representations and warranties of the Selling Parties contained in Section 4.1 (Ownership of the Membership Interests) (collectively, the “Member Fundamental Representations”) shall survive until the six (6) year anniversary of the Closing Date, and (iii) the representations and warranties of the Company contained in Section 3.22 (Taxes) shall survive until 60 days after the expiration of the relevant statute of limitations with respect to the underlying subject matter. If written notice of a claim setting forth such claim in reasonable detail in accordance with Section 8.01(d) has been given prior to the expiration of the applicable representations and warranties by Buyer to the Selling Parties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

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(b)	The representations and warranties of Buyer contained in this Agreement shall survive the Closing until the General Survival Date; provided, however, that the representations and warranties of Buyer contained in Section 5.01 (Organization and Authority; Execution; Enforceability), and Section 5.05 (Brokers) (collectively, the “Buyer Fundamental Representations”) shall survive until the Fundamental Survival Date. If written notice of a claim setting forth such claim in reasonable detail in accordance with Section 8.01(d) has been given prior to the expiration of the applicable representations and warranties by the Selling Parties to Buyer, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(c)	The covenants and other agreements contained in this Agreement shall survive the Closing and remain in full force and effect until fully performed in accordance with their terms (the “Covenant Survival Date”) and together with the General Survival Date and the Fundamental Survival Date, each, a “Survival Date” and together, the “Survival Dates”).

(d)	No claim for indemnification may be asserted against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim is received by such party describing in reasonable detail, to the extent practicable in light of facts then known, the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in this Section 8.01.

(e)	Following each applicable Survival Date, no claim shall be made by any party or any of their respective Affiliates or representatives in respect of such applicable indemnifiable matter.

Section 8.02 Indemnification by the Selling Parties. Subject to the limitations set forth in this Article VIII, the Selling Parties, jointly and severally, hereby covenant and agree that the Selling Parties shall defend, indemnify and hold harmless Buyer and its Affiliates (including the Company after the Closing), and their respective shareholders, partners, members, managers, officers, directors and employees (each a “Buyer Indemnified Party”) from and against any and all Losses which a Buyer Indemnified Party suffers, arising out of or resulting from:

(a)	the breach of any representation or warranty contained in ARTICLE III or ARTICLE IV hereof (except for the Selling Parties Fundamental Representations and the Member Fundamental Representations);

(b)	the breach of a Selling Parties Fundamental Representation or a Member Fundamental Representation;

(c)	the breach of any covenant or agreement by any of the Selling Parties or the Company (prior to the Closing Date) contained in this Agreement;

(d)	(i) all Taxes (or the non-payment thereof) of the Company with respect to any taxable year or period that ends on or before the Closing Date and, (ii) with respect to any taxable year or period beginning before and ending after the Closing Date, all Taxes (or the non-payment thereof) of the Company with respect to the portion of such taxable year or period ending on and including the Closing Date;

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(e)	any claims by or on behalf of the Member or any former equity holder with respect to the Membership Interests or such former equity holder’s ownership of the Company and the Member’s or former equity holder’s right to receive any portion of the Purchase Price;

(f)	all Indebtedness that remains unpaid as of the Closing (to the extent not paid out of the Adjusted Cash Signing Payment);

(g)	all Transaction Expenses that remain unpaid as of the Closing (to the extent not paid out of the Adjusted Cash Signing Payment); and

(h)	the matters set forth on Schedule 8.02(g).

Section 8.03 Limitations. Notwithstanding anything to the contrary herein:

(a)	In no event shall the Buyer Indemnified Parties have any right to indemnification under this ARTICLE VIII to the extent that the applicable Losses (i) are Taxes for any portion of the taxable year or period beginning after the Closing Date, (ii) are incurred as a result of any transaction occurring on the Closing Date but after the Closing, outside the ordinary course of business (other than as explicitly contemplated by this Agreement), (iii) are due to the unavailability in any portion of the taxable year or period beginning after the Closing Date of any net operating losses, credits or other Tax attributes from any portion of the taxable year or period beginning before the Closing Date, or (iv) that are attributable to the manner in which Buyer finances the purchase and sale of the Membership Interests.

(b)	The Selling Parties’ aggregate liability for Losses under Sections 8.02(a) and (c)-(g) shall be limited to an amount equal to the amount of [***].

(c)	The Selling Parties’ aggregate liability for Losses under Section 8.02(b) shall be limited to an amount equal to the amount of the Purchase Price actually received or credited towards an obligation on any of the Selling Parties, whether directly or indirectly, by the Selling Parties pursuant to this Agreement.

(d)	The limitations set forth in this Section 8.03 shall not apply in respect of Losses arising pursuant to Fraud.

Section 8.04 Indemnification by Buyer. Subject to the limitations set forth in this Article VIII, Buyer hereby covenants and agrees that Buyer shall defend, indemnify and hold harmless the Selling Parties and their respective Affiliates, shareholders, partners, members, managers, officers, directors and employees (each a “Seller Indemnified Party”) from and against any and all Losses, arising out of or resulting from:

(a)	the breach of any representation or warranty made by Buyer contained in this Agreement;

(b)	the breach of any covenant or agreement by Buyer contained in this Agreement; and

(c)	Buyer’s ownership of the Membership Interests and the conduct of the Business from and after the Closing Date.

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Section 8.05 Notice of Loss; Third Party Claims; Direct Claims. For purposes of this Article VIII, the term “Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, and the term “Indemnifying Party” means the Selling Parties pursuant to Section 8.02 or Buyer pursuant to Section 8.04, as the case may be.

(a)	An Indemnified Party shall give the Indemnifying Party prompt written notice of any claim which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement stating the amount of the Loss, only to the extent then known by the Indemnified Party, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Loss that it may otherwise have to any Indemnified Party.

(b)	If an Indemnified Party shall receive written notice of any Action, audit or demand (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Article VIII, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party prompt written notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VIII. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if (i) the Indemnifying Party gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party, (ii) the Indemnifying Party actively and diligently defends such Third Party Claim, (iii) the Third Party Claim involves only claims for monetary damages and does not seek an injunction or other equitable relief, (iv) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal, regulatory or statutory enforcement action and (v) the Indemnified Party does not reasonably believe that the Loss relating to such claim for indemnification would exceed the maximum amount that such Indemnified Party could then be entitled to recover from the Indemnifying Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party (provided that no party shall be required to provide information to the extent it is subject to attorney-client privilege or such information may be reasonably relevant to a direct claim among the parties). Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party (provided that no party shall be required to provide information to the extent it is subject to attorney-client privilege or may be reasonably relevant to a direct claim among the parties). No such Third Party Claim may be settled without the prior written consent of the Indemnifying Party which shall not be unreasonably withheld, conditioned or delayed.

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(c)	Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VIII. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail based on the facts then known, and shall indicate the estimated amount, if reasonably practicable based on the facts then known, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnifying Person and Indemnified Person shall use good faith efforts to resolve the disputed matters. If the dispute is not resolved within such 30-day period, either party may seek resolution of the dispute in a court having jurisdiction over the parties and the matter. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement; provided, that, in no event shall any Indemnified Party be required to wait for such 30-day period prior to pursuing any remedies available to such Indemnified Party pursuant to this Agreement.

Section 8.06 Recovery from Indemnity Holdback Note. Except in the case of breaches of any of the Selling Parties Fundamental Representations, the Member Fundamental Representations or Fraud and subject to the limitations set forth in this Article VIII, the Buyer Indemnified Parties shall only be entitled to recover the amount of any Losses from the Indemnity Holdback Note. In the case of breaches of any of the Selling Parties Fundamental Representations, the Member Fundamental Representations or Fraud, the Buyer Indemnified Parties shall be entitled to recover the amount of any Losses first from the Indemnity Holdback Note, and second, to the extent the Indemnity Holdback Note has been depleted, directly from the Selling Parties, jointly and severally.

Section 8.07 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 6.01 or Section 6.02, as the case may be.

Section 8.08 No Circular Recovery. Notwithstanding anything to the contrary in this Agreement, each Selling Party hereby agrees that it will not make any claim for indemnification against Buyer, any Buyer Indemnified Party or the Company by reason of the fact that the Selling Party was a controlling person, manager/director, officer, employee or representative of the Company with respect to any claim brought by a Buyer Indemnified Party against the Selling Party relating to this Agreement or any of the transactions contemplated hereby or that is based on any facts or circumstances that form the basis for an Indemnity Claim by a Buyer Indemnified Party hereunder.

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Section 8.09 Net Recovery. The amount of any Loss shall be net of any amounts recoverable by the Indemnified Party under insurance policies, indemnities, reimbursement arrangements, or contracts (including with respect to any breaches thereof) pursuant to which or under which such Person or such Person’s Affiliates is a party or has rights with respect to such Loss. Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable measures to mitigate the consequences of a Loss (provided, that if such mitigation would require the expenditure of more than de minimis amounts of money, the Indemnified Party or its Affiliates will not make such expenditures without approval of the Indemnifying Party, in which such case expenses, if so approved and made, shall be deemed indemnified Losses paid by the Indemnifying Party hereunder). If the amount to be netted pursuant to this Section 8.09 from any payment required pursuant to this Section 8.09 is determined only after such payment, the Indemnified Party shall repay the Indemnifying Party promptly (but in any event within five (5) Business Days after such determination) any amount that the Indemnifying Party would not have had to pay or that would not have been deducted from the then-available portion of the Indemnity Holdback Note, as applicable, pursuant to this Section 8.09 had such determination been made at the time of such payment.

Section 8.10 Exclusive Remedies. Except for claims based on Fraud, the indemnification rights provided in this Article VIII shall be the sole and exclusive remedy available to the parties hereto for any and all Losses related to a breach of any of the terms, conditions, covenants, agreements, representations or warranties contained in this Agreement, or any right, claim or action arising from the transactions contemplated hereby; provided, however, that the provisions of this Section 8.10 shall not preclude any party from bringing an action for specific performance, injunction or any other equitable remedy to the extent that such action or remedy is permitted by this Agreement.

Section 8.11 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Article IX. MISCELLANEOUS

Section 9.01 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Nevada, without giving effect to the principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state court sitting in Clark County, Nevada. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

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Section 9.02 Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

(i) If to Buyer, to:

Harvest Cheyenne Holdings LLC 1155 W. Rio Salado Parkway, Suite 201 Tempe, Arizona 85281 Attn: Nicole Stanton, Vice President and General Counsel and Lazarus Rothstein, Assistant General Counsel Email: [***]

(ii) If to the Selling Parties, to: MJardin Group, Inc. 1 Toronto St., Suite #801 Toronto, ON M5C 2V6 Canada Attention: Corey Goodman Email: [***]	with a copy to (which shall not constitute notice): Foley & Lardner LLP 111 Huntington Avenue, Suite 2500 Boston, Massachusetts 02199 Email: [***] Attn. Ronald Eppen, Esq.

(b)	Any party may change its address for notices hereunder upon notice to each other party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received, and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 9.03 Attorneys’ Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all reasonable costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 9.04 Confidentiality. Each party agrees that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the applicable other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

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Section 9.05 Disclosure Schedules. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant unless clearly specified to the contrary herein or therein. Inclusion of any item on any Disclosure Schedule (a) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (b) does not represent a determination that such item did not arise in the ordinary course of business, and (c) shall not constitute, or be deemed to be, an admission to any third party concerning such item. Inclusion of any item under any Section of the Disclosure Schedule will also be deemed a disclosure as to each other applicable Section of the Disclosure Schedule, if any, to the extent such disclosure is reasonably apparent on its face or due to the nature of the disclosure. The Disclosure Schedule includes descriptions of instruments or brief summaries of certain aspects of the Company and its Business and operations. The descriptions and brief summaries are not necessarily complete and are provided in the Disclosure Schedule to identify documents or other materials previously delivered or made available.

Section 9.06 Third Party Beneficiaries. Except for the provisions of Article VIII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other Person, including any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 9.07 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.08 Entire Agreement. This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 9.09 Amendment; Waiver. At any time prior to the Closing, this Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Buyer, the Company and the Selling Parties. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

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 Section 9.10 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties hereto, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 9.11 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties hereto.

Section 9.12 Assignment. This Agreement may not be assigned by a party hereto by operation of Law or otherwise without the express written consent of the other parties hereto (which consent may be granted or withheld in the sole discretion of such other parties), except that (a) Buyer and the Selling Parties shall be permitted to assign their rights and obligations hereunder to (i) any of their Affiliates, provided that no such assignment shall relieve Buyer or the Selling Parties, as applicable, of any of their obligations hereunder, and (ii) any purchaser of all or substantially all of the assets or equity of Buyer or the Selling Parties, and (b) Buyer Indemnified Parties shall be permitted to collaterally assign any or all of their rights and obligations hereunder to any provider of debt financing to it or any of its Affiliates.

Section 9.13 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.13.

Section 9.14 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 9.15 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

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Section 9.16 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

Section 9.17 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.18 Non-Compete. From and after the Closing and conditioned upon the occurrence of the Closing, the Member agrees not to engage in, have an ownership interest in, or participate in any cannabis cultivation business in the State of Nevada (a “Restricted Business”) or solicit any employee of Buyer or its affiliates during the 24-month period following Closing, except that the Member shall be prohibited from owning (a) securities of the Buyer or its affiliates, (b) up to 5% of a Restricted Business so long as such ownership is solely for investment purposes and the Member does not actively participate in or render services to such Restricted Business, and (c) investments owned by the Member prior to the Effective Date; provided, however, that the Restricted Business shall not be deemed to include the business of cannabis extraction and distribution and the production of edibles, topicals and CBD products.

[Signatures Appear on Following Page]

52

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Buyer:

Harvest Cheyenne Holdings LLC

By:	/s/ Jason Vedadi
Name:	Jason Vedadi
Title:	Executive Chairman

GreenMart of Nevada LLC

By:	/s/ Patrick Witcher
Name:	Patrick Witcher
Title:	Chief Executive Officer

F&L Investments LLC

By:	/s/ Patrick Witcher
Name:	Patrick Witcher
Title:	Chief Executive Officer

MJAR Holdings Corp.

By:	/s/ Patrick Witcher
Name:	Patrick Witcher
Title:	Chief Executive Officer

MJardin Group, Inc.

By:	/s/ Patrick Witcher
Name:	Patrick Witcher
Title:	Chief Executive Officer

Membership Interest Purchase Agreement Signature Page

Schedule A

Working Capital Methodology

●	Current Assets:

○	Accounts Receivable

○	Prepaid expenses

○	Inventory (excluding the FV adjustment)

○	Deposits (excluding the 5421 E Cheyenne Security Deposit)

●	Current Liabilities

○	Accounts Payable, including accrued vacation benefits as of the Adjustment Date (the total of which shall be net of any amounts to be reimbursed by IIP and confirmed by IIP)

Schedule 2.08(a)

●	The Nevada Approvals.

●	Consent of IIP-NV to the transactions contemplated by this Agreement.

●	The consent of Bridging Finance, Inc. to (i) the transactions contemplated by this Agreement, (ii) a subordination of its lien to the Signing Payment Note on the Membership Interest, the assets of the Company and the Member and (iii) release its lien on the Membership Interest and the assets of the Company.

Schedule 2.08(j)

None.

Schedule 6.01(g)

●	The Nevada Approvals.

●	Consent of IIP-NV to the transactions contemplated by this Agreement.

●	The consent of Bridging Finance, Inc. to (i) the transactions contemplated by this Agreement, (ii) a subordination of its lien to the Signing Payment Note on the Membership Interest, the assets of the Company and the Member and (iii) release its lien on the Membership Interest and the assets of the Company.

Schedule 6.02(d)

None.

Schedule 8.02(g)

None.

Exhibit A

Form of Management Services Agreement

(see attached)

Execution Version

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”), dated as of March __, 2020 (the “Effective Date”), is made by and between F&L Investments LLC, a Nevada limited liability company (“Owner”), GreenMart of Nevada LLC, a Nevada limited liability company (the “Company”), and Harvest Cheyenne Holdings LLC, a Nevada limited liability company (“Manager”). Owner, the Company and Manager are referred to herein, collectively, as the “Parties,” and individually, as a “Party.” Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Membership Interest Purchase Agreement, dated as of December 31, 2019, by and among Owner, Manager and other parties signatory thereto (the “Purchase Agreement”).

Recitals

A. Owner owns 100% of the issued and outstanding membership interests (the “Membership Interests”) of the Company.

B Owner has agreed to sell to Manager all of the Membership Interests pursuant to the terms and conditions set forth in the Purchase Agreement.

C. The Company owns a State of Nevada Medical Marijuana Cultivation Establishment Certificate (Establishment ID: C038) and a State of Nevada Marijuana Cultivation Facility License (Facility ID: RC038) (collectively the “Regulatory Permit”) issued by the Nevada Department of Taxation (the “NV DOT”) entitling Company to acquire, possess, cultivate, transfer, transport, supply or sell marijuana and related supplies to marijuana dispensaries and retail store, to facilities for the production of edible marijuana products or marijuana-infused products, and to other cultivation facilities in the State of Nevada (the “Business”) pursuant to Chapters 453A and 453D of the Nevada Revised Statutes under the Regulation and Taxation of Marijuana Act (the “RTMA”).

D. The Company is licensed to operate the Business, including, for the avoidance of doubt, the cultivation facility (the “Cultivation Facility”) at the premises located at 5421 E. Cheyenne Ave, Las Vegas, Nevada 89156 (the “Premises”).

E. Pursuant to the Purchase Agreement, Manager and Owner, among other things, are seeking approval from the NV DOT and Clark County (the “Required Governmental Authorizations”) to consummate the transfer of the Membership Interests and the other transactions contemplated by the Purchase Agreement.

F. Until the receipt of the Required Governmental Authorizations and Closing under the Purchase Agreement, Owner remains the legal owner of the Company and remains legally responsible for the conduct of activities under the Regulatory Permit.

G. In connection with the contemplated transactions under the Purchase Agreement, Owner desires to engage Manager to manage the operations of the Business, and Manager wishes to provide such management services on behalf of the Company, in accordance with the terms and conditions set forth in this Agreement.

Terms

Therefore, in consideration of the foregoing recitals and the consideration contemplated under the Purchase Agreement, which are hereby incorporated as an integral part of this Agreement, and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby represent, covenant, promise, and agree as follows:

1. Term.

1.1 The term (the “Term”) of this Agreement shall commence on March 1, 2020 (the “Commencement Date”) and, unless otherwise provided below, shall continue until the earlier to occur of the following: (i) the Closing Date; (ii) the date of termination of the Purchase Agreement pursuant to the terms and conditions set forth in the Purchase Agreement; (iii) Owner and Manager mutual written consent; (iv) any material breach of this Agreement by either Party, provided that the breaching Party has been provided written notice of such breach and has failed to cure such breach within twenty (20) days of receipt of such written notice; or (v) if this Agreement or appointment of the Manager hereunder is in contravention of applicable laws (each of the foregoing, the “Termination Date”).

1.2 If termination of this Agreement is due to Closing under the Purchase Agreement, Owner shall have no obligation or liability to Manager for any costs and expenses that were incurred by Manager under this Agreement and, subject to the limitations set forth in this Agreement, Manager shall promptly pay Owner for any unreimbursed expenses paid or liabilities incurred by Owner in connection with the operations of the Company subject to the terms and conditions hereunder.

1.3 Manager agrees to pay directly or advance funds on behalf of the Company all amounts for Ordinary Expenses (as hereinafter defined) and in connection with certain capital expenditure projects, including the buildout of the Cultivation Facility, except to the extent such amounts (i) are paid for directly by IIP-NV (as hereinafter defined) and are not subject to reimbursement by the Company or its Affiliates or (ii) exceed the amounts set forth on the Cultivation Facility Budget attached hereto as Exhibit A (the “Cultivation Facility Budget”). If the termination of this Agreement occurs for any reason other than by reason of Closing under the Purchase Agreement, provided that Manager has used its commercially reasonable efforts to generate Sales Revenue during the Term, the Company and Owner shall be liable to Manager solely for an amount equal to the amounts paid by Manager for Ordinary Expenses to the extent that such amounts exceed Sales Revenue received by or owed to the Manager (the “Net Amount”). For the removal of doubt, “Sales Revenue” shall include accounts receivable that exist at the time of such termination and relate to sales during the Term of marijuana and marijuana products produced by the Company (the “Termination Date A/R”). Upon such termination (other than Closing), the Company shall use its commercially reasonable efforts to collect and remit the Termination Date A/R to the Manager. If the Company and Owner are liable for payment of the Net Amount, such amount shall be added to the principal balance of that certain Secured Convertible Promissory Note, dated as of December 31, 2019, by the Company, Owner, MJardin Group, Inc., an Ontario corporation (“MJardin Group”), and MJardin Nevada Holdings, Inc., a Nevada corporation (“MJardin Nevada”), for the benefit of Manager (the “Signing Payment Note”) and that certain Security Agreement, dated as of December 31, 2019, by MJardin Group, MJardin Nevada and Owner for the benefit of Manager.

2. Appointment of Manager.

2.1 Engagement of Manager. Owner hereby appoints and engages Manager as general manager of the Business, and Manager agrees to act as general manager, to supervise and manage the administration and operation of the Business, beginning on the Commencement Date and continuing for the term of this Agreement and to provide the management services (the “Management Services”) described in Section 3 of this Agreement. Immediately upon the execution of this Agreement, Owner and Manager shall cooperate to notify and provide any background information requested by the NV DOT and/or Clark County to become an operator of the Cultivation Facility.

2.2 Maintenance of Assets. Manager shall maintain the assets of the Company located at the Premises in good operating condition and in compliance with all applicable laws and permits, including, without limitation, the Regulatory Permit. Manager shall comply with all laws applicable to the provision of the Management Services.

2.3 Legal Compliance. The Company will comply with all legal requirements applicable to the Regulatory Permit and the grant of rights provided to Manager in, and/or the performance of Manager’s obligations under, this Agreement. The Company shall, at all times, maintain active the Regulatory Permit and all other reasonably necessary permits, registrations, approvals and authorizations (collectively, “Permits”) required under the RTMA to operate the Business and as otherwise contemplated under this Agreement. In furtherance of the foregoing, the Company shall cooperate and work together with Manager (a) to implement all actions necessary to ensure that, all employees and independent contractors of Manager have acquired and maintain, in good standing, all Permits such that Manager can perform the Management Services; and (b) to make all necessary filings of any required applications for the acquisition of all such Permits, with such filings to be made immediately upon execution of this Agreement. The Company shall not cancel or terminate any such Permit without good cause and without advance written notice to Manager detailing the reasons for such cancellation or termination.

2.4 Insurance. During the Term, each Party shall at all times maintain and keep in force comprehensive and commercial general liability and property insurance covering claims for bodily injury, death and property damage with appropriate limits.

3. Management Services.

3.1 Manager agrees to manage and operate all aspects of the Business on a day-to-day basis through the Termination Date; provided, however, Manager acknowledges that the Company maintains ultimate legal responsibility and control of the operations of the Business through the Termination Date, including its policies, procedures, services, organization, and budget preparation. By entering into this Agreement, Owner does not delegate to Manager any powers, duties, or responsibilities which it is prohibited by law from delegating. Owner also retains such other authority as shall not have been expressly delegated to Manager pursuant to this Agreement. In operating the Business during the period between the Commencement Date and the Termination Date, Manager shall not take any action that causes Owner, Company or its personnel to be in violation of any applicable law, regulation or permit, including, but not limited to, the RTMA. Except as expressly set forth herein, Manager shall, as of the Commencement Date, pay or be liable for all expenses and costs associated with the operations of the Business, including, without limitation, personnel, taxes, insurance services, utilities, equipment (e.g., extraction machines and packaging machinery), construction costs and any and all other fees and expenses in connection therewith during or with respect to the Term (collectively, the “Ordinary Expenses”). In the event that Manager pays for an expense that is subject to reimbursement by IIP-NV 1 LLC, a Delaware limited liability company (“IIP-NV”) as provided for in the Lease Agreement entered into between IIP-NV and MJAR Holdings dated as of July 12, 2019 for the use of the premises and leasehold improvements located at the Premises (as amended or supplemented from time to time, the “Cultivation Facility Lease”), Owner shall direct IIP-NV to make such reimbursement payment directly to Manager. Subject to the terms and conditions of this Agreement, Manager will, in consultation with Owner, provide the following Management Services during the Term at it sole cost and expense:

(a) Manager shall, in cooperation with Owner, oversee and provide direction on the completion of construction with the Premises, and provide guidance oversight, and implementation of the expansion of the Premises;

(b) Manager shall coordinate, review, and supervise all aspects of the operations of the Business, including, without limitation, construction, cultivation, production, packaging, sales, and shipping of medical marijuana;

(c) Manager shall coordinate the orderly payment when due, from the revenues of the Business or otherwise, of accounts payable, taxes, insurance premiums, and all other liabilities and obligations of the Business;

(f) Manager shall be responsible for the negotiation of such vendor, contractor, service and other contracts, subject to Company’s prior written approval (such approval not to be unreasonably withheld, condition or delayed), as are reasonably necessary or desirable in connection with the operation of the Business in the ordinary course of Business. Notwithstanding anything to the contrary, any contracts related to the purchase of the extraction machines shall not require the approval of the Company and Manager shall execute and be bound by all such contracts.

(g) In managing the Business, Manager shall not take any action that causes Owner, Company or its personnel to be in violation of any applicable law.

(h) Manager shall be entitled to hire, terminate, establish compensation amounts and benefits and provide all ongoing training of all personnel used by Manager in the management of the Business, including the Leased Employees (collectively, “Personnel”), subject to Company’s prior written approval (such approval not to be unreasonably withheld, condition or delayed).

(i) Manager shall prepare and implement standard personnel policies and procedures. Owner shall have the right to review and approve such policies and procedures and shall not unreasonably withhold or delay its approval. The Company may change such policies and procedures if, in its capacity as the licensed wholesaler, it believes that such changes are needed to ensure compliance with applicable laws and regulations.

(j) Manager shall conduct all necessary criminal background checks, federal program exclusionary list checks, and screenings for good moral character that are required by state or federal law with respect to the Business and shall maintain documentation of such checks and screenings and compliance with such laws.

3.3 Billing Services. The Company shall bill and collect for all products and services provided by the Business on and after the Commencement Date. Owner hereby irrevocably appoints Manager for the term of this Agreement as its agent and attorney in fact for the following purposes: (i) to invoice customers of the Business in the name and on behalf of the Company; and (ii) to cause the Company to take possession of and endorse in the name of Company all cash, notes, checks, money orders, insurance payments, and other instruments received as payment of accounts receivable attributable to the Business on and after the Commencement Date.

3.4 Sales During the Term. The Company shall collect and receive all sales revenue from sales during the Term of marijuana and marijuana products produced by the Company (“Sales Revenue”) and the Company shall pay the Sales Revenue in accordance with Section 4.1. In the event the Company receives any Sales Revenue, the Company shall promptly deposit all such Sales Revenue in the Company’s on-site secure vault (the “Secure Vault”) or bank account if and when a bank account is established (“Company Account”). Notwithstanding the termination of this Agreement for any reason, Owner agrees that, to the fullest extent permitted by applicable law, all Sales Revenue deposited into the Secure Vault or Company Account to which Manager is entitled shall be transferred by Company in a commercially reasonable manner to Manager at least every ten (10) business days; provided, however, that, no transfer shall be made to the extent that it would prevent the Company from satisfying its working capital needs, capital asset purchases, outstanding commitments or other liquidity requirements associated with its existing operations.

3.5 Third Party Communication. Manager shall provide necessary and reasonable communications to Personnel, vendors, customers, and other third parties. If and to the extent any such communication materials developed by Manager contain Manager’s name or logo, the same shall clearly reflect that Manager is acting as the agent of Company and shall not, directly or indirectly, represent itself as, or give the appearance that it is, the licensed provider. Further, when Manager takes any authorized action on behalf of Company, any communication or correspondence must clearly indicate that Manager is acting as the agent of Company. Any written communication or correspondence to Company’s employees, vendors, or contractors requires prior approval by Owner, which Owner shall not unreasonably withhold or delay. Except as expressly set forth herein, Manager shall not have any authority to bind the Company to any agreements without prior written approval.

3.6 Records and Reporting Requirements. Manager shall require the appropriate Personnel to prepare appropriate records relating to the provision of services for the Business in accordance with Company’s policies. Manager shall provide to Owner any reasonable financial and operational information with respect to the operation of the Business through the Termination Date which may from time to time be specifically requested by Owner, including any information needed to assist Owner in preparation of its tax returns and otherwise complying with applicable law. The parties shall cooperate with each other regarding any reviews, investigations or audits required by third parties and conducted by Owner or its agents or others related to this Agreement. This Section 3.6 will survive the termination of this Agreement. Notwithstanding anything contained herein to the contrary, Owner and its Affiliates (or their authorized agents, employees, officers or directors) shall at all times have a right to access and inspect the properties, assets, premises (including, but not limited to, the Premises), books and records, Contracts and other documents and data (financial, operating or otherwise) related to the Company, the Business, the Regulatory Permit and/or the Cultivation Facility Lease at any time.

3.7 Litigation. Manager shall not take any action on behalf of Owner or Company to litigate any claim on behalf of Owner or Company without Owner’s prior written consent.

3.8 Buildout. Manager, Owner and the Company acknowledge and agree that time is of the essence with respect to the buildout of the Cultivation Facility and that none of the obligations of the parties hereto (including without limitation, the Manager’s duties with respect to the oversight and management of such buildout) shall be unreasonably withheld, delayed or conditioned and furthermore, Manager agrees that it will place an order for extraction machines (as agreed upon between Owner and Manager pursuant to Section 3.9) no later than thirty (30) days after the date hereof.

3.9 Joint Approval. Notwithstanding anything contained herein to the contrary, the actions below require the joint written (which may be via email) approval of Manager and Owner (after good faith negotiation by the parties) with respect to: (a) any additional construction, modifications or adjustments proposed by Manager that is not set forth in or contemplated by the Cultivation Facility Budget; provided, that Owner’s consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that Manager shall have the right to proceed with such additional construction, modifications or adjustments without Owner’s consent in which case Manager shall be responsible for all costs and expenses incurred by Manager with respect to such additional construction, modification or adjustment notwithstanding Section 1.3; (b) any purchases of lab equipment/extraction machines not previously contemplated by Owner’s plans and budget in existence as of the Effective Date; provided, that Owner’s consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that Manager shall have the right to purchase such lab equipment without Owner’s consent in which case Manager shall be responsible for all costs and expenses incurred by Manager with respect to such purchases notwithstanding Section 1.3; and (c) any increase in the Ordinary Expenses not consistent with the Company’s past practice; provided, that Owner’s consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that Manager shall have the right to increase the Ordinary Expenses without Owner’s consent in which case Manager shall be responsible for all such costs and expenses notwithstanding Section 1.3. Notwithstanding anything contained herein to the contrary, in the event of termination of this agreement (other than for Closing), Owner shall have no liability to Manager for any costs or expenses unless expressly set forth in this Agreement or as agreed to by Owner pursuant to this Section 3.9.

4. Compensation and Expenses.

4.1 Manager’s Compensation. In consideration of Manager’s performance of the Management Services, (a) upon the consummation of the transactions contemplated under the Purchase Agreement, and in addition to the substantial economic benefit that Manager will receive as a result of the Closing, the Company shall pay to Manager 100% of all Sales Revenue not yet paid (directly or indirectly) to Manager. To the extent the Company has collected any Sales Revenue and this Agreement is terminated (other than due to Closing), Manager shall add such excess amount to the principal amount owed to Manager under the Signing Payment Note or the Company shall such excess amount directly to Manager within five (5) days of the termination of this Agreement. To the extent the Company has collected any Sales Revenue and this Agreement is terminated due to the Closing, such amount shall be credited towards the Purchase Price payable by the Manager to Owner under the Purchase Agreement.

4.2 Expenses and Liabilities. Manager shall be responsible for the prompt payment when due of all Ordinary Expenses, whether such expenses are payable by Owner or Company (e.g., taxes, insurance premiums, license renewal fees and the like) or by Manager hereunder. Any amounts advanced hereunder by the Company or Owner for which Manager is liable to reimburse Owner or Company shall be reimbursed by Manager within five (5) business days of Owner’s submission of evidence of such costs.

5. Maintenance. Manager, at its sole cost and expense, shall pay, to the extent not covered by revenue from the Business, for all Ordinary Expenses incurred in the operation of the Business, including costs and expenses for maintenance and repair of the equipment and furnishings of the Business and maintaining the Premises in reasonable condition, and maintaining a reliable reputation and any expenses that Owner reasonably deems necessary to ensure compliance with all applicable laws.

6. Leased Employees. Notwithstanding anything contained herein to the contrary, Manager agrees that it will lease employees of Company or its Affiliates identified on Exhibit B (“Leased Employees”) attached hereto, and shall reimburse Company or its Affiliates, as applicable, for the same compensation and benefits (including, without limitation, salary, vacation, benefits and any applicable withholding taxes) pursuant to the employment agreements or other agreements with such Leased Employees. For each Leased Employee leased by Manager under this Agreement, such costs shall be included in the calculation of Ordinary Expenses. Notwithstanding anything to the contrary, during the Term, the Company or its Affiliate, as applicable, shall remain the common law employer of the Leased Employees, and at all times during the Term, Manager shall act under this Agreement solely as an independent contractor and not as an agent of the Company or Owner.

7. Notices. To be effective, a notice or other communication required or permitted under this Agreement must be given in accordance with the notice provisions under the Purchase Agreement applicable to Owner and Manager.

8. Miscellaneous.

8.1 Seller Representatives. If any provision of this Agreement requires approval by the Owner, Manager agrees to notify Corey Goodman in accordance with the Purchase Agreement.

8.2 Severability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

8.3 Amendment; Waivers. This Agreement may be amended or modified only with the written consent of Manager, the Company and Owner. No waiver of any term or provision hereof shall be effective unless it is in writing and signed by the Party waiving such term or provision. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The rights provided hereunder are cumulative and not exclusive of any rights, powers, or remedies provided by law. If required by state law, Manager and Owner will deliver a copy of this Agreement to state regulators and agree to use their good faith efforts to give state regulators copies of any amendments to this Agreement as required by law; provided, that neither shall be in default of its obligations hereunder should it fail to do so.

8.4 Entire Agreement. This Agreement and the Purchase Agreement, including the exhibits to this Agreement and the Purchase Agreement, contains the entire understanding of the Parties concerning the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and negotiations, written or oral, relating to the that subject matter. Nothing contained in this Agreement shall be deemed to amend, limit, expand, restrict or otherwise modify any of the provisions in the Purchase Agreement.

8.5 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in Clark County, Nevada. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

8.6 No Construction Against Drafter. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of authoring any of the provisions of this Agreement.

8.7 Confidentiality. Each Party hereto agrees that it shall not disclose the terms of this Agreement to third parties without the consent of the other Party, except to the extent disclosure is required by court or administrative order or by applicable law or regulation, or required for the performance of its obligations hereunder, or as necessary or appropriate in dealing with the accountants, attorneys, and other representatives of the respective Parties.

8.8 Assignment. Manager shall have the right to assign this Agreement to any Affiliate, upon prior written approval from Owner (such approval not to be unreasonably withheld, condition or delayed), provided, however, that notwithstanding any such assignment, Manager shall at all times remain responsible and liable, together with any such assignee, for the performance of Manager’s obligations under this Agreement. Manager shall use good faith efforts to notify the NV DOT or any other state or regulatory agency, if required, of any assignment pursuant to this Section 8.8.

8.9 Counterpart Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

8.10 Attorneys’ Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all reasonable costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

8.11 Headings, Gender, Interpretation. The headings and other captions contained in this Agreement are for convenience of reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. When used in this Agreement, the term “including” shall be deemed followed by the words “without limitation”.

8.12 Independent Contractors. The relationship between Owner and Manager is that of independent contractors. This Agreement does not create a partnership or joint venture between Owner and Manager.

[REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

MANAGER:

HARVEST CHEYENNE HOLDINGS LLC

By:
Name:	Steve White
Title:	Chief Executive Officer

COMPANY:

GREENMART OF NEVADA LLC

By:
Name:	Patrick Witcher
Title:	Chief Executive Officer

OWNER:

F&L INVESTMENTS LLC

By:
Name:	Patrick Witcher
Title:	Chief Executive Officer

EXHIBIT A

CULTIVATION FACILITY BUDGET

(Added)lowance Budget 1/21/2020

Vendor; Order	Total Amount	Paid	Remaining	Comments
Bryan Construction; Building A (remaining)	$ 347,947.00	$ 170,028.00	$ 177,919.00	
Bryan Construction; Building A Structural Change Order	$ 275,000.00	$ -	$ 275,000.00	Estimate
Bryan Construction; Building A Mechanical (remaining)	$ 95,711.00	$ 34,684.00	$ 61,027.00	
Bryan Construction; Building A Miscellaneous Repairs	$ 5,949.00	$ 5,949.00	$ -	
Bryan Construction; Building B	$ 1,792,276.44	$ 1,394,410.40	$ 397,866.04	Total amount includes change orders to date
Bryan Construction; Sewer Connection	$ 894,364.00	$ 821,468.50	$ 72,895.50	Total amount includes change orders to date
Bryan Construction; Breezeway	$ 267,030.00	$ 216,053.00	$ 50,977.00	
Leavitt Insurance Agency; Sewer Bond Premium	$ 5,302.00	$ 5,302.00	$ -	
A&B Security; Electric Locking Hardware	$ 13,355.51	$ 13,355.51	$ -	
LMS; Chiller Controls	$ 21,805.00	$ 10,902.50	$ 10,902.50	
LMS; VFDs for Chilled Water Pumps	$ 28,370.00	$ 14,185.00	$ 14,185.00	
LMS; VFD Integration	$ 1,809.00	$ 904.50	$ 904.50	
Summit; Building A Screen Wall Security Equipment & Install	$ 7,264.38	$ -	$ 7,264.38	
Summit; Breezeway Security Equipment & Install	$ 15,352.20	$ -	$ 15,352.20	
Summit; Building B Dry Rooms Security Equipment & Install	$ 21,610.03	$ -	$ 21,610.03	
Summit; Building B Screen Wall Security Equipment & Install	$ 7,300.00	$ -	$ 7,300.00	Estimate
Green CO2; Bldg B CO2 Install	$ 11,911.02	$ 11,911.02	$ -	
CFM Company; Building B Price Mechanical Units	$ 878,990.00	$ 878,990.00	$ -	Total amount includes 8.25% tax paid to Nevada Department of Taxation
CFM Company; Building B CDI Desiccant Units	$ 90,096.48	$ 90,096.48	$ -	Total amount includes 8.25% tax paid to Nevada Department of Taxation
Paxiom Group; Packaging System	$ 248,520.35	$ 248,520.35	$ -	Total amount includes 8.25% tax paid to Nevada Department of Taxation
Paxiom Group; Additional Packaging Parts	$ 12,178.13	$ 11,250.00	$ 928.13	Total amount includes 8.25% tax paid to Nevada Department of Taxation (still needs to be paid)
Aqua Logic; Fertigation Chillers	$ 20,516.62	$ 18,953.00	$ 1,563.62	Total amount includes 8.25% tax paid to Nevada Department of Taxation (still needs to be paid)
Cobau Engineering; Fertigation Manager	$ 39,000.00	$ 39,000.00	$ -	
Culligan; Existing Facility RO	$ 42,167.70	$ 21,083.85	$ 21,083.85	
Culligan; New Facility RO	$ 39,235.21	$ 39,235.21	$ -	
Plastic-Mart; Tanks	$ 13,905.43	$ 13,905.43	$ -	
Urban-Gro; Fertigation Ozone	$ 43,706.85	$ 43,706.85	$ -	A credit of $1,197.44 USD was applied to this order
Dosatron; Dosatrons & Pumps	$ 11,810.19	$ 10,927.66	$ 882.53	Total amount includes 8.375% tax paid to Nevada Department of Taxation (still needs to be paid)
Plastic-Mart; Totes	$ 2,167.49	$ 2,085.00	$ 82.49	Total amount includes 8.375% tax paid to Nevada Department of Taxation (still needs to be paid)
Dubois; Fertigation Room Equipment	$ 4,694.11	$ 4,346.81	$ 347.30	Total amount includes 8.375% tax paid to Nevada Department of Taxation (still needs to be paid)
Remaining Building A & B Fertigation Equipment	$ 20,000.00	$ -	$ 20,000.00	Estimate
Air Center of Nevada; Air Compressor	$ 5,877.40	$ 5,877.40	$ -	
Grow2Guys; MEP Engineering Services (remaining)	$ 25,200.00	$ 25,200.00	$ -	
Gary Nelson; Architectural and Structural Engineering Services	$ 5,500.00	$ 5,500.00	$ -	
Total	**$ 5,315,922.54**	**$ 4,157,831.47**	**$ 1,158,091.07**	
TI Allowance per Lease	**$ 5,770,000.00**	**$ 5,770,000.00**		
Difference	**$ 454,077.46**	**$ 1,612,168.53**

EXHIBIT B

LEASED EMPLOYEES

●	The current employees are:

**

Exhibit B

Form of Indemnity Holdback Note

(see attached)

Execution Version

INDEMNITY HOLDBACK PROMISSORY NOTE

Principal Amount: US$5,000,000.00	Issue Date: [__]

FOR VALUE RECEIVED, [HARVEST PARENT ENTITY]3, a [_________] (“Harvest”), Harvest Cheyenne Holdings LLC, a Nevada limited liability company (the “Buyer”) and GreenMart of Nevada LLC, a Nevada limited liability company (the “Company,” and together with Harvest and Buyer the “Co-Obligors”), hereby promises to pay to the order of F&L Investments LLC, (the “Holder”), the principal sum of US$5,000,000.00 (the “Principal”), pursuant to the terms and conditions of this Indemnity Holdback Promissory Note (this “Indemnity Holdback Note” or “Note”), in connection with that certain Membership Interest Purchase Agreement dated as of December [__], 2019 (the “MIPA”), by and among the Buyer, the Company, the Seller, F&L Investments LLC (the “Member”), MJAR Holdings Corp. (“MJAR Holdings”) and MJardin Group, Inc. (“MJardin Group” and together with the Member and MJAR Holdings the “Selling Parties”). Capitalized terms not otherwise defined in this Note will have the meanings set forth in the MIPA.

Interest will accrue from the Issue Date at a simple rate of 9.0% per annum (the “Interest”). The Principal and all accrued unpaid Interest will be due and payable by the Co-Obligors on the one-year anniversary of the date hereof, except as shortened in accordance with the MIPA (the “Maturity Date”). Upon the occurrence and during the continuance of an Event of Default, interest shall accrue on the outstanding principal at the base rate of interest set forth above plus 15.0% per annum (18.0%) (“Default Rate Interest”).

1. Reserve for Indemnification.

1.1 The Principal shall be available as a reserve for indemnification claims made by the Buyer against the Selling Parties pursuant to Section 8.02 of the MIPA. Buyer shall have the right to recover Losses in respect of indemnification claims pursuant to Section 8.02 of the MIPA from the Selling Parties by reducing the Principal, to the extent the Principal is reduced to zero, all Interest thereon and all other amounts payable hereunder of this Indemnity Holdback Note. On the Maturity Date, the Principal and all accrued unpaid Interest under the Indemnity Holdback Note shall be paid to the Holder, provided that if a claim has been made on any Buyer Indemnified Party for any Losses as provided for in Section 8.02 of the MIPA, a reserve amount equal to Buyer’s good faith estimate of the amount of such claim shall be retained as an outstanding amount under the Indemnity Holdback Amount until resolved in accordance with the MIPA.

1.2 The Principal, and, to the extent the Principal is reduced to zero, all Interest thereon and all other amounts payable hereunder shall be offset and reduced dollar for dollar for any and all Losses determined and recoverable by the Buyer Indemnified Party under Section 8.02 of the MIPA (an “Indemnity Offset”), without prejudice to any other right or remedy Holder has or may have hereunder or under the MIPA. Notwithstanding anything to the contrary in this Note or the MIPA, if the Buyer Indemnified Party is eligible for recovery of Losses under Section 8.02 of the MIPA, Buyer Indemnified Party shall be entitled to indemnification recovery by such Indemnity Offset only up to the entire amount of the Loss and shall not be entitled to double recovery.

3 Note to Harvest: Please add entity name and entity description.

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1.3 Upon the determination of any Indemnity Offset amount, this Note shall be automatically deemed adjusted accordingly and the dates and amounts of any such adjustment shall be set forth on Schedule I hereto; provided, however, that the failure of Holder to record the date and amount of any such adjustment shall not affect the obligations of the Co-Obligors under this Note.

2. Payment. Subject to any Indemnity Offset, Principal and accrued Interest thereon is due and payable upon the Maturity Date. All payments will be made in lawful money of the United States of America to the office of the Holder, or at such other place as the Holder may from time to time designate in writing to the Co-Obligors. Payment will be credited first to accrued interest due and payable, with any remainder applied to principal.

3. Event of Default. Notwithstanding the foregoing, the Principal, together with accrued and unpaid Interest thereon, shall become immediately due and payable without notice or presentment upon the occurrence of any of the following events (each, an “Event of Default”):

3.1 any failure to pay Principal or Interest on this Note as and when the same becomes due and payable, which failure has not been cured within five (5) business days after the Holder’s receipt of written notice of such failure;

3.2 a breach by the Co-Obligors of any of their covenants under this Note;

3.3 the Buyer, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (iv) makes a general assignment for the benefit of its creditors or (v) admits in writing that it is generally unable to pay its debts as they become due; or

3.4 a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Buyer in an involuntary case, (ii) appoints a Custodian of the Buyer or (iii) orders the liquidation of the Buyer.

Upon the occurrence of such an Event of Default under this Note (after giving effect to applicable cure periods), the Holder shall have the right, in its sole discretion, to demand full payment of the Indebtedness, in addition to any other right or remedy available to a creditor at law or equity. In connection with such acceleration described herein, the Holder need not provide, and the Co-Obligors hereby waive, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Co-Obligors to comply with the terms of this Note.

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4. Representations and Warranties of the Co-Obligors. Each of the Co-Obligors hereby, jointly and severally, represent and warrant to the Holder that the following representations are true and complete as of the date of this Note, except as otherwise indicated.

4.1 Organization; Good Standing; Validity. Each of the Co-Obligors is duly formed, validly existing and in good standing in its jurisdiction of organization. As of the date hereof, each Co-Obligors does not conduct business in any other jurisdiction to the extent that qualification as a foreign corporation in such jurisdiction would be required pursuant to applicable law, except to the extent such failure to qualify would not have a Material Adverse Effect. Each Co-Obligor has all of the requisite corporate power and authority necessary to own and to operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.

4.2 Authorization; Enforceability. Each Co-Obligor has all requisite power and authority to enter into this Note, to carry out and perform its obligations under the terms of this Note. This Note has been duly authorized (including by the Co-Obligor’s Managers and members to the extent required), validly executed and delivered on behalf of the Co-Obligor and is a valid and binding obligation of the Co-Obligor, enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies such as specific performance or injunctive relief are subject to the discretion of the court before which any proceeding may be brought.

4.3 No Conflicts. Except as otherwise noted on Schedule 4.3, the execution, delivery and performance of this Note by the Co-Obligor and the consummation by the Co-Obligor of the transactions contemplated hereby (excluding, for the avoidance of doubt, any transactions contemplated by the Purchase Agreement) do not and will not (a) conflict with or violate any provision of the Co-Obligor’s limited liability company agreement or any other organizational documents, or (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Co-Obligor debt or otherwise) or other understanding to which the Co-Obligor is a party or by which any property or asset of the Co-Obligor is bound or affected, or (c) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Co-Obligor is subject (including federal and state securities laws and regulations), or by which any property or asset of the Co-Obligor is bound or affected.

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5. Miscellaneous.

5.1 Governing Law. This Note shall be governed by, enforced, and construed under and in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Note shall be brought exclusively in the state with jurisdiction in Clark County, Nevada. By execution and delivery of this Note, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

5.2 Counterparts. This Note may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.3 Titles and Subtitles. The titles and subtitles used in this Note are included for convenience only and are not to be considered in construing or interpreting this Note.

5.4 Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by email or confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at the addresses shown on the signature pages hereto (or to such email address, facsimile number or other address as subsequently modified by written notice given in accordance with this Section 4.5).

5.5 Expenses. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Note.

5.6 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party will be entitled to seek reimbursement for all reasonable and documented legal fees, court costs and expenses incurred by the prevailing party in connection with the enforcement or interpretation of this Note with respect to the particular claim such party had prevailed (including reasonable and documented legal fees in connection with any litigation, including any appeal therefrom).

5.7 Entire Agreement; Amendments and Waivers. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. Any term of this Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of each Co-Obligor and the Holder. Any waiver or amendment effected in accordance with this Section 11.7 will be binding upon each future holder of this Note and each of the Co-Obligors.

5.8 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions will be excluded from this Note and the balance of this Note will be interpreted as if such provisions were so excluded and this Note will be enforceable in accordance with its terms.

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5.9 Transfer, Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, except in connection with an assignment in whole to a successor corporation to the Buyer, provided that (a) such successor company acquires all or substantially all of the Buyer’s property and assets and (b) none of the Holder’s rights hereunder are impaired.

5.10 Further Assurances. From time to time, the parties will execute and deliver such additional documents and will provide such additional information as may reasonably be required to carry out the terms of this Note and any agreements executed in connection herewith.

5.11 Limitation on Interest. In no event will any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made under this Note exceeds such maximum rate, then such excess sum will be credited by the Holder as a payment of principal.

[signature pages follow]

5

IN WITNESS WHEREOF, this Note has been duly executed by the parties as of the day and year first above written.

[HARVEST PARENT ENTITY]		Harvest CHEYENNE HOLDINGS, LLC

By:
Name:	[__]	By:
Title:	[__]
		Name:	[__]
Address:	1155 W. Rio Salado Parkway, Suite 201	Title:	[__]

	Tempe, Arizona 85281	Address:	1155 W. Rio Salado Parkway, Suite 201
	Attn: [___], Assistant General Counsel		Tempe, Arizona 85281
	Email: [__]@harvestinc.com		Attn: [___], Assistant General Counsel
Email: [__]@harvestinc.com

greenmart of nevada llc

By:

Name:	[__]
Title:	[__]

Address:	[__]

Email Address: [__]

Agreed to and accepted:

HOLDER:

F&L INVESTMENTS LLC

By:
Name:	[__]
Title:	[__]

Address:

Attn: [___]
Email: [__]

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SCHEDULE I

Date	Principal Adjustment for Losses (as defined in the MIPA)	Updated Principal

7

Exhibit C

Form of Signing Payment Note

(see attached)

8

Execution Version

SECURED CONVERTIBLE PROMISSORY NOTE

US$30,000,000.00	December 31, 2019

FOR VALUE RECEIVED, GreenMart of Nevada LLC, a Nevada limited liability company (the “Company”), MJardin Group, Inc., an Ontario corporation (“MJardin Group”), MJardin Nevada Holdings, Inc., a Nevada corporation (“MJardin Nevada”), and F&L Investments LLC, a Nevada limited liability company (“Owner” together with the Company, MJardin Group and MJardin Nevada, the “Co-Borrowers”), jointly and severally hereby promise to pay to the order of Harvest Cheyenne Holdings LLC, a Nevada limited liability company (the “Holder”), the principal sum of US$30,000,000.00 (the “Principal Amount”), together with interest thereon beginning to accrue as set forth below (this “Note”). The Principal Amount has been advanced by the Holder in connection with that certain Membership Interest Purchase Agreement, dated as of the date hereof, entered into among the Holder, the Co-Borrowers and certain other parties thereto (the “Purchase Agreement”). Interest will begin to accrue commencing on the date hereof at the rate of nine percent (9.0%) per annum on the outstanding principal balance. Subject to Section 8 below, unless earlier accelerated by the Holder upon the occurrence of an Event of Default (as defined below) in accordance with Section 5 below, the principal of this Note and all accrued unpaid interest will be due and payable by the Co-Borrowers upon the earlier of (i) an Event of Default (as defined below) or (ii) the Termination Date (as defined in the Purchase Agreement) (the “Maturity Date”). Upon the occurrence and during the continuance of an Event of Default, interest shall accrue on the outstanding principal at the rate of 18% per annum (“Default Rate Interest”).

Capitalized terms not otherwise defined in this Note or the Purchase Agreement will have the meanings set forth in Section 7.

6. Payment. Principal and accrued interest thereon is due and payable upon the Maturity Date; or if earlier, following the acceleration by the Holder of payments of principal, interest, and any other payment under this Note upon the occurrence of an Event of Default (as defined below) in accordance with Section 5 below.

6.1 All payments will be made in lawful money of the United States of America at the principal office of the Holder, or at such other place as the Holder may from time to time designate in writing to the Co-Borrowers. Payment will be credited first to accrued interest due and payable, with any remainder applied to principal.

6.2 Prepayment of principal, together with accrued unpaid interest, may be made at any time without the written consent of the Holder and without any prepayment penalty.

7. Security Interests. This Note is secured by that certain Security Agreement between the Owner, MJardin Group and Holder dated as of the date hereof.

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8. Conversion.

8.1 Conversion at the Option of Holder. Subject to applicable requirements of Nevada law and regulations, at any time immediately following the Maturity Date and, provided that the principal and interest under the Note have not been repaid in full, the Holder shall have the right to convert the outstanding and unpaid principal amount of this Note, accrued and unpaid interest and such other amounts as may due to the Holder under this Note (the “Indebtedness”) into the Conversion Membership Interest without any action on the part of the Company or the Owner. The Holder shall effect the conversion by providing the Company and the Owner with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. Immediately upon receipt of a Notice of Conversion, the Holder shall be deemed the sole member of the Owner and all other membership interests of the Owner issued and outstanding shall be deemed cancelled. MJardin Nevada Holdings, Inc. hereby specifically consents to such cancellation of its Membership Interest upon such conversion. Upon such conversion, this Note shall be deemed to have been paid in full.

8.2 Obligation Absolute; Partial Liquidated Damages. The Company’s obligation to issue the Conversion Membership Interest upon conversion of the Indebtedness in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Co-Borrower or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any Co-Borrower of any obligation to the Company or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Conversion Membership Interest. In the event a Holder shall elect to convert the Indebtedness, the Company may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Note held by such Holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such Holder in the amount of 150% of the Indebtedness which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue the Conversion Membership Interest upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue actual damages and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

8.3 Reservation of Membership Interest Issuable Upon Conversion. The Owner covenants that it will at all times reserve and keep available out of its authorized and unissued capital for the sole purpose of issuance upon conversion of the Indebtedness, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, Conversion Membership Interest as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable upon the conversion of the Indebtedness. The Owner covenants that the Conversion Membership Interest that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

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9. Covenants of the Co-Borrowers.

9.1 As long as the Note is outstanding, unless the Holder shall have otherwise given prior written consent, the Co-Borrowers shall perform or comply with all covenants and conditions required by the Purchase Agreement to be performed or complied with by Co-Borrowers prior to the Closing, including, but not limited to conducting the Business of the Company as provided for in Article VII of the Purchase Agreement.

10. Events of Default. Provided occurrence is prior to Closing under the Purchase Agreement, the following events shall constitute an Event of Default (an “Event of Default”) under this Note if not cured by the Co-Borrowers or waived, as applicable, within the applicable time period set forth below after their occurrence:

10.1 Failure of the Co-Borrowers to make payments of principal or accrued interest under this Note when due and such failure is not cured or waived within five (5) business days of written notice of such failure from the Holder to the Co-Borrowers;

10.2 Breach by the Co-Borrowers of any of their covenants under this Note, the Security Agreement or the Management Services Agreement as described in the Purchase Agreement upon its execution (other than those contemplated by Section 5.1); provided, however, that the parties agree and acknowledge that the Co-Borrowers shall have twenty (20) days from receipt of notice of such breach to cure such breach or have it waived before it is deemed an Event of Default hereunder;

10.3 The final and non-appealable loss by the Company of its State of Nevada Marijuana Cultivation Facility License (Facility ID: RC038) (the “Regulatory Permit”) issued by the Nevada Department of Taxation (the “NV DOT”);

10.4 Breach of any of the Co-Borrowers’ representations or warranties set forth herein, and such breach, if curable, has not been cured or waived within twenty (20) days of notice by the Holder to the Co-Borrowers thereof;

10.5 Any Co-Borrower, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Laws”), (a) commences a voluntary case, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (d) makes a general assignment for the benefit of its creditors or (e) admits in writing that it is generally unable to pay its debts as they become due;

10.6 A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (a) is for relief against any Co-Borrower in an involuntary case, (b) appoints a Custodian of any Co-Borrower or (c) orders the liquidation of any Co-Borrower;

10.7 A termination of the Purchase Agreement pursuant to Section 6.03 thereof;

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10.8 Breach by the Co-Borrowers of any of their representations, warranties or covenants under the Purchase Agreement and such breach, if curable, has not been waived or cured within the cure periods provided for in the Purchase Agreement; provided, however, that the parties agree and acknowledge that the Co-Borrowers shall have a minimum of twenty (20) days from receipt of notice of such breach to cure such breach or have it waived before it is deemed an Event of Default hereunder; and

10.9 Breach by the Co-Borrowers of any of their representations, warranties or covenants under the loan agreement with Bridging Finance Inc. described in Exhibit A (the “Bridging Loan Agreement”) and such breach, if curable, has not been waived by Bridging Finance Inc. or cured within the cure periods provided for in the Bridging Loan Agreement; provided, however, that the parties agree and acknowledge that the Co-Borrowers shall have a minimum of twenty (20) days from receipt of notice of such breach to cure such breach or have it waived by Bridging Finance Inc. before it is deemed an Event of Default hereunder.

Upon the occurrence of such an Event of Default under this Note (after giving effect to applicable cure periods), the Holder shall have the right, in its sole discretion, to (a) convert the Indebtedness as provided for in Section 3 or (b) demand full payment of the Indebtedness, in addition to any other right or remedy available to a creditor at law or equity. In connection with such acceleration described herein, the Holder need not provide, and the Co-Borrowers hereby waive, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and the Security Agreement at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Co-Borrowers to comply with the terms of this Note.

11. Trigger Events. This Note will be paid in full without notice or demand, upon the occurrence of an Event of Default (after giving effect to applicable cure periods).

12. Definitions. For the purposes of this Note, the following terms shall have the following definitions:

12.1 “Conversion Membership Interest” means 100% of the Membership Interests of the Owner as provided for in the Owner’s Operating Agreement dated August 19, 2015.

12.2 “Security Agreement” means the Security Agreement entered into between the Co-Borrowers and the Holder dated as of the date hereof.

13. Closing under the Purchase Agreement. Notwithstanding anything herein to the contrary, in the event the transactions contemplated under the Purchase Agreement are consummated prior to the Maturity Date, then, upon such closing, this Note shall be immediately cancelled and marked “paid in full” and indefeasibly paid without any recourse from any Co-Borrower.

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14. Representations and Warranties of the Co-Borrowers. Each of the Co-Borrowers hereby, jointly and severally, represent and warrant to the Holder that the following representations are true and complete as of the date of this Note, except as otherwise indicated.

14.1 Organization; Good Standing; Validity. Each of the Co-Borrowers is duly formed, validly existing and in good standing in its jurisdiction of organization. As of the date hereof, each Co-Borrower does not conduct business in any other jurisdiction to the extent that qualification as a foreign corporation in such jurisdiction would be required pursuant to applicable law, except to the extent such failure to qualify would not have a Material Adverse Effect. Each Co-Borrower has all of the requisite corporate power and authority necessary to own and to operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.

14.2 Authorization; Enforceability. Each Co-Borrower has all requisite power and authority to enter into this Note, to carry out and perform its obligations under the terms of this Note. This Note has been duly authorized (including by the Co-Borrower’s Managers and members to the extent required), validly executed and delivered on behalf of the Co-Borrower and is a valid and binding obligation of the Co-Borrower, enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies such as specific performance or injunctive relief are subject to the discretion of the court before which any proceeding may be brought.

14.3 No Conflicts. Except as otherwise noted on Schedule 9.3, the execution, delivery and performance of this Note by the Co-Borrower and the consummation by the Co-Borrower of the transactions contemplated hereby (excluding, for the avoidance of doubt, any transactions contemplated by the Purchase Agreement) do not and will not (a) conflict with or violate any provision of the Co-Borrower’s limited liability company agreement or any other organizational documents, or (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Co-Borrower debt or otherwise) or other understanding to which the Co-Borrower is a party or by which any property or asset of the Co-Borrower is bound or affected, or (c) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Co-Borrower is subject (including federal and state securities laws and regulations), or by which any property or asset of the Co-Borrower is bound or affected.

15. Actions of the Co-Borrowers. Notwithstanding anything contained in this Note and for greater certainty, the parties to this Note hereby agree and confirm that nothing in this Note in any way limits the ability of the Co-Borrowers to (i) manage and operate its other businesses (excluding the Business (as defined in the Purchase Agreement)) in their sole discretion, and (ii) enter into any transactions with respect to the acquisition or disposition of assets, the financing or re-financing of assets, the issuance of equity or debt securities or the merger, amalgamation or arrangement of the Co-Borrowers or any similar fundamental transactions provided that such transactions do not adversely affect the assets or Business of Greenmart or the ability of F&L to sell the Membership Interests (as defined in the Purchase Agreement) to the Lender pursuant to the terms of the Purchase Agreement or the rights of the Lender pursuant to terms of the Purchase Agreement.

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16. Miscellaneous.

16.1 Governing Law. This Note shall be governed by, enforced, and construed under and in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Note shall be brought exclusively in the state with jurisdiction in Clark County, Nevada. By execution and delivery of this Note, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

16.2 Counterparts. This Note may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

16.3 Titles and Subtitles. The titles and subtitles used in this Note are included for convenience only and are not to be considered in construing or interpreting this Note.

16.4 Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by email or confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at the addresses shown on the signature pages hereto (or to such email address, facsimile number or other address as subsequently modified by written notice given in accordance with this Section 11.4).

16.5 Expenses. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Note.

16.6 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party will be entitled to seek reimbursement for all reasonable and documented legal fees, court costs and expenses incurred by the prevailing party in connection with the enforcement or interpretation of this Note with respect to the particular claim such party had prevailed (including reasonable and documented legal fees in connection with any litigation, including any appeal therefrom).

16.7 Entire Agreement; Amendments and Waivers. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. Any term of this Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Co-Borrowers and the Holder. Any waiver or amendment effected in accordance with this Section 11.7 will be binding upon each future holder of this Note and each of the Co-Borrowers.

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16.8 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions will be excluded from this Note and the balance of this Note will be interpreted as if such provisions were so excluded and this Note will be enforceable in accordance with its terms.

16.9 Transfer, Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. The Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Co-Borrowers. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by any Co-Borrower without the prior written consent of Holder except in connection with an assignment in whole to a successor corporation to a Co-Borrower, provided that (a) that no such assignment shall relieve any Co-Borrower of any of their obligations hereunder (b) such successor company acquires all or substantially all of the Co-Borrower’s property and assets and (c) none of the Holder’s rights hereunder are impaired.

16.10 Further Assurances. From time to time, the parties will execute and deliver such additional documents and will provide such additional information as may reasonably be required to carry out the terms of this Note and any agreements executed in connection herewith.

16.11 Limitation on Interest. In no event will any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Co-Borrowers under this Note exceeds such maximum rate, then such excess sum will be credited by the Holder as a payment of principal.

[signature pages follow]

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IN WITNESS WHEREOF, this Note has been duly executed by the Co-Borrowers as of the day and year first above written.

CO-BORROWERS:

GreenMart of Nevada LLC		F&L Investments LLC

By:		By:

Name:	Patrick Witcher	Name:	Patrick Witcher
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Address:		Address:
Email:		Email:

MJardin Group, Inc.		MJardin Nevada Holdings, Inc.

By:		By:
Name:	Patrick Witcher	Name:	Patrick Witcher
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Address:		Address:
Email:		Email:

Agreed to and accepted:
HARVEST CHEYENNE HOLDINGS LLC

By:
Name:	Jason Vedadi
Title:	Executive Chairman

Address:	1155 W. Rio Salado Parkway, Suite 201
Tempe, AZ 85281
Email: legal@harvestinc.com

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ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Holder in order to Convert promissory NOTE)

The undersigned hereby elects to convert the entire principal amount of the Note (defined below) plus accrued interest into the Conversion Membership Interest to be issued pursuant to Section 3.1 of the Note (the “Conversion Interest”) of GreenMart of Nevada LLC, a Nevada limited liability company (the “Company”) according to the conditions of the Secured Convertible Promissory Note of the Company dated as of December [__], 2019 (the “Note”), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Date to Effect Conversion: _____________________________________________

Principal Amount of Note to be Converted: ________________________

Accrued Interest: _____________________________________________

Address for Delivery: ______________________

[HOLDER]

By:
Name:
Title:

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EXHIBIT A

BRIDGING LOAN AGREEMENT

The loan agreement dated as of December 29, 2017 between MJAR HOLDINGS CORP. (successor by amalgamation to MJAR HOLDINGS, LLC), MJARDIN CAPITAL, LLC, 6100 E. 48TH AVE., LLC, MJARDIN MANAGEMENT, LLC, MJARDIN SERVICES INC., MJARDIN MANAGEMENT COLORADO, LLC, MJARDIN MANAGEMENT NEVADA, LLC, MJARDIN MANAGEMENT FLORIDA, LLC, MJARDIN MANAGEMENT MASSACHUSETTS, LLC, MJARDIN MANAGEMENT OHIO, INC., BUDDY BOY BRANDS HOLDINGS, LLC, BUDDY BOY BRANDS, LLC, 5040 YORK, LLC, 2426 S. FEDERAL, LLC, EC CONSULTING, LLC, 5421 E. CHEYENNE REAL ESTATE LLC, and MJARDIN CHEYENNE HOLDINGS, LLC, as borrowers and Bridging Finance Inc., as agent and as lender as amended pursuant to (i) a First Amendment to Loan Agreement and Confirmation dated as of July 23, 2018 a (ii) a Second Amendment to Loan Agreement dated as of August 27, 2018, and (iii) a Third Amendment to Loan Agreement dated as of November 15, 2018, and a Fourth Amendment to Loan Agreement dated May 29, 2019, as the same may be further amended, joined, restated, supplemented or otherwise modified from time to time (including without limitation joining MJARDIN GROUP, INC. and any other Mjardin Entities).

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Exhibit D

Form of Security Agreement

(see attached)

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Execution Version

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) is made and entered into on December 31, 2019 (the “Effective Date”), by and between MJardin Group, Inc., an Ontario corporation (“MJardin Group”), MJardin Nevada Holdings, Inc., a Nevada corporation (“MJardin Nevada”), and F&L Investments LLC, a Nevada limited liability company (“F&L”) (MJardin Group, MJardin Nevada and F&L are collectively referred to as the “Co-Borrowers”), and Harvest Cheyenne Holdings, LLC, a Nevada limited liability company (the “Lender,” and together with the Co-Borrowers, the “Parties”).

RECITALS

A. The Co-Borrowers, GreenMart of Nevada LLC, a Nevada limited liability company (“GreenMart”) and Lender are parties to a Secured Convertible Promissory Note dated as of December 31, 2019 (the “Note”), pursuant to which Lender has agreed to lend the Co-Borrowers and GreenMart $30,000,000 (the “Loan”) in connection with that certain Membership Interest Purchase Agreement, among GreenMart, the Co-Borrowers, Lender and certain other parties thereto, dated as of the date hereof (the “Purchase Agreement”).

B. As a condition to the funding of the Loan and as security for the performance by the Co-Borrowers of its obligations under the Note, including the payment of the interest and principal of the Note, the Co-Borrowers have agreed to grant a security interest in the Collateral (hereinafter defined) in favor of the Lender, subject only to the rights of Bridging Finance Inc. (“Bridging”) under the loan agreement with Bridging described in Exhibit A (the “Existing Lien”) and the Subordination, Postponement and Standstill Agreement entered into among Bridging, Mjardin Group and all of its direct and indirect subsidiaries dated December 31, 2019 (the “Subordination Agreement”).

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 1. Grant of Security Interests. In order to secure the payment and the performance of all the Obligations (as defined below) of the Co-Borrowers, subject to Section 10 of this Agreement, the Existing Lien and the Subordination Agreement, the Co-Borrowers hereby grant to the Lender a continuing security interest, in the following (hereinafter collectively called the “Collateral”):

(a) All of the Co-Borrower’s tangible and intangible assets of every kind and nature, and the proceeds therefrom, including, without limitation, all accounts, equipment, accessions, fixtures, inventory, goods, investment property, chattel paper, instruments, documents, rights to proceeds under letters of credit, letter-of-credit rights, supporting obligations, commercial tort claims, deposit accounts (including money, cash and cash equivalents), contracts, licenses, general intangibles and all of the intangible assets of the Co-Borrowers (including payment intangibles and software), and all “Intellectual Property” (as defined below) used in connection with the operation of the Co-Borrower’s business, wherever located, now owned or hereafter acquired;.

(b) Pledge of Subsidiaries’ Equity Interests.

MJardin Nevada hereby pledges, assigns, hypothecates, transfers and grants a security interest to the Lender, in all of its right, title and interest in and to the following (the “Pledged Equity”):

(i) the Membership Interests of F&L (together with any additional membership and equity interests acquired by F&L in any other entities, the “Pledged Equity”), the certificates representing the Pledged Equity, if any, and all distribution, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Equity;

(ii) all additional membership or other equity interests of the issuer (each, an “Issuer”) of the Pledged Equity from time to time acquired by F&L in any manner, including, without limitation, distributions or a distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of membership interests, membership interest split, spin-off or split-off (which membership interests shall be deemed to be part of the Collateral), and the certificates representing such additional membership interests, and all distribution, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such membership interests; and

(iii) all options and rights, whether as an addition to, in substitution of or in exchange for any shares of any Pledged Equity and all distribution, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all such options and rights.

For the purposes of this Agreement, the term “Obligations” means: (i) all amounts (whether principal, interest or otherwise) at any time due and owing by the Co-Borrowers to the Lender under the Note; (ii) all costs and expenses incurred by the Lender in the collection of any of the indebtedness described in this sentence or in connection with the enforcement of any of the duties and obligations of the Co-Borrowers to the Lender described in this paragraph, including all court costs and expenses and all reasonable attorneys’ fees and expenses; and (iii) all future advances made by the Lender for the maintenance, protection, preservation or enforcement of, or realization upon, the Collateral or any portion of the Collateral except as may be contemplated by the MSA.

For purposes of this Agreement, the term “Intellectual Property” means (A) inventions, ideas or conceptions of potentially patentable subject matter, whether or not patentable, whether or not reduced to practice, whether or not yet made the subject of a pending patent application or applications, (B) patents and patent applications (including any continuations, continuations-in-part, divisionals, reissues, renewals and applications for any of the foregoing) ((A) and (B) collectively, “Patents”), (C) trademarks, service marks, trade dress, designs, logos, trade names, corporate names and general intangibles of like nature, whether or not registered, including all common law rights and registrations and applications for registration thereof, together with all goodwill relating to the foregoing (collectively, “Trademarks”), (D) copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions (collectively, “Copyrights”), (E) trade secrets and confidential, technical or business information (including, without limitation, ideas, formulas and compositions), (F) technology (including, without limitation, know-how and show-how), production processes and techniques, research and development information, drawings, specifications, designs, sketches, design archives, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether or not confidential, whether current or historical, (G) all rights to obtain and apply for Patents, and to register Trademarks and Copyrights, (H) all rights to sue, recover and retain damages (and costs and attorneys’ fees) for present and past infringement of any of the Intellectual Property rights hereinabove set out, and (I) all common law rights with respect to the Intellectual Property hereinabove set out.

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Terms used in this Section 1 which are defined in the Uniform Commercial Code in effect from time to time in the State of Nevada shall have the meanings given to such terms therein.

Section 2. Filing; Further Assurances. The Co-Borrowers will, at their own expense, execute, deliver, file and record (in such manner and form as the Lender may require), and hereby expressly permits and authorizes the Lender to file and record, any financing statements (including financing statements describing the Collateral as “a lien on the Collateral” or language of similar meaning), any photographic or other reproduction of a financing statement or this Agreement (which shall be sufficient as a financing statement hereunder), any specific assignments or other paper that may be reasonably necessary or desirable, or that the Lender may request, in order to create, preserve, perfect or validate any security interests granted pursuant to Section 1 of this Agreement (the “Security Interests”) or to enable the Lender to exercise and enforce their rights hereunder with respect to such second priority lien. The Co-Borrowers shall pay all filing costs associated with perfection of interests created under and filings as a result of the issuance of the Note and this Agreement.

Section 3. Representations and Warranties of the Co-Borrowers. Each of the Co-Borrowers hereby represents and warrants to the Lender that:

(a) this Agreement, coupled with the filing of appropriate UCC financing statements, creates in favor of the Lender a valid security interest in all of the Collateral, subordinated to any Existing Lien and subject to the Subordination Agreement;

(b) none of the Co-Borrowers is not subject to any voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for its business or property; and

Section 4. Covenants of the Co-Borrowers. Each of the Co-Borrowers hereby covenants and agrees with Lender that the Co-Borrowers:

(a) will defend the Collateral against all claims and demands of all persons at any time claiming any interest therein, except claims and demands made by the holders of any Existing Lien and the Subordination Agreement;

(b) will promptly pay any and all taxes, assessments, maintenance fees and governmental charges upon the Collateral prior to the date penalties are attached thereto, except to the extent that such taxes, assessments, maintenance fees and charges shall be contested in good faith by the Co-Borrowers;

(c) will immediately notify the Lender of any event causing a substantial loss or diminution in the value of all or any material part of the Collateral and the amount or an estimate of the amount of such loss or diminution;

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(d) will keep the Collateral in good order and repair, reasonable wear and tear excepted, and will not waste or destroy the Collateral or any part thereof;

(e) will not use the Collateral in violation of any state or local statute or ordinance; and

(f) will cooperate, cause or assist the Lender to preserve its security interest in the Collateral, including but not limited to the Lender’s execution, filing or recordation of any documents with the United States Patent and Trademark Office and/or United States Copyright Office that the Lender deems necessary in order to perfect its security interest in the Intellectual Property of the Co-Borrowers.

Section 5. Records Relating to Collateral. The Co-Borrowers will keep their records concerning the Collateral at the Co-Borrower’s office located at 5421 E. Cheyenne Ave, Las Vegas, Nevada 89156, or at such other place or places of business or residence as the Lender may approve in writing. The Co-Borrowers will hold and preserve such records and will permit the Lender at any time during normal business hours to examine and inspect the Collateral and to make abstracts from such records, and will furnish to the Lender such information and reports regarding the Collateral as the Lender may from time to time reasonably request.

Section 6. Events of Default. The Co-Borrowers shall be in default under this Agreement upon the occurrence of any one of the following events (herein referred to as an “Event of Default”); provided, however, that the parties agree and acknowledge that the Co-Borrowers shall have a minimum of twenty (20) days from receipt of notice of any such event to cure such event or have it waived before such event is deemed an Event of Default hereunder:

(a) default by the Co-Borrowers in the due observance or performance of any covenant or agreement contained herein or breach by the Co-Borrowers of any representation or warranty herein contained; or

(b) the occurrence of any default by Co-Borrowers under the provisions of the Note, the Purchase Agreement, the Bridging Loan Agreement as described in Exhibit A, the Management Services Agreement as described in the Purchase Agreement upon its execution or any other document now or hereafter evidencing any of the Obligations or securing any of the Obligations.

Provided no Event of Default exists under the terms of this Agreement, the Co-Borrowers shall have full right to own, utilize and possess the Collateral free from any interference or exercise of authority over such Collateral by the Lender except as provided for in the Purchase Agreement.

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Section 7. Remedies Upon Event of Default. If any Event of Default shall have occurred and is continuing, the Lender may exercise all the rights and remedies of a secured party under the Uniform Commercial Code with respect to the Collateral of the Co-Borrowers and Greenmart. Subject to any Existing Lien and the Subordination Agreement, the Lender may require the Co-Borrowers to assemble all or any part of the Collateral of the Co-Borrowers and Greenmart and make it available to the Lender at a place to be designated by the Lender, which is reasonably convenient. Subject to any Existing Lien and the Subordination Agreement, the election of the Lender, the Lender shall give the Co-Borrowers ten (10) days’ written notice of their intention to make any public or private sale of Collateral of the Co-Borrowers and Greenmart, which notice, in case of a public sale, shall state the time and place fixed for such sale. At any such sale, the Collateral of the Co-Borrowers and Greenmart may be sold in one lot as an entirety or in separate parcels as the Lender may determine. The Lender shall not be obligated to make any such sale pursuant to any such notice. The Lender may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be adjourned. The Lender, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral of the Co-Borrowers and Greenmart, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction; provided, however, that no such foreclosure, suit or suits at law or equity may negatively impact any Existing Lien or the Subordination Agreement. The rights, remedies and powers conferred by this Section 7 are in addition to, and not in substitution for, any other rights, remedies or powers that the Lender may have under the Note, at law, in equity or by or under the Uniform Commercial Code or any other statute or agreement. The Lender may proceed by way of any action, suit or other proceeding at law or in equity and no right, remedy or power of the Lender will be exclusive of or dependent on any other. The Lender may exercise any of its rights, remedies or powers separately or in combination and at any time.

Section 8. Application of Collateral and Proceeds. The proceeds of any sale of, or other realization upon, all or any part of the Collateral of the Co-Borrowers and Greenmart shall be applied in the following order of priorities: (a) first, to pay any and all Co-Borrowers obligations pursuant to any Existing Lien and subject to the Subordination Agreement, (b) second, to pay the expenses of such sale or other realization and all expenses, liabilities and advances incurred or made by the Lender in connection therewith, and any other un-reimbursed expenses for which the Lender is to be reimbursed pursuant to this Agreement; (c) third, to the Lender to the extent of the outstanding balance of the principal and accrued interest under the Note; and (c) finally, to pay to the Co-Borrowers, or their successors or assigns, or as a court of competent jurisdiction may direct, any surplus then remaining from such proceeds. If the proceeds of sale, collection or other realization of or upon the Collateral of the Co-Borrowers and Greenmart are insufficient to cover the costs and expenses of such realization and the payment in full of the Obligations, the Co-Borrowers and GreenMart shall remain liable for any deficiency.

Section 9. Expenses; Lender’s Lien. The Co-Borrowers will forthwith upon demand pay to the Lender the amount of any and all reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel and of any agents not regularly in its employ, which the Lender may incur in connection with (i) the collection, sale or other disposition of any of the Collateral of the Co-Borrowers and Greenmart, (ii) the exercise by the Lender of any of the powers conferred upon it hereunder, or (iii) any default on the Co-Borrower’s part hereunder.

Section 10. Termination of Security Interests; Release of Collateral. Upon the repayment or cancellation of the Note and the performance in full of all the remaining Obligations, the Obligations hereby secured shall be deemed satisfied for purposes of this Agreement, the Security Interests granted herein shall terminate and all rights to the Collateral shall revert to the Co-Borrowers. Upon any such termination of the Security Interests and release of Collateral, the Lender will, at the Co-Borrower’s expense to the extent permitted by law, execute and deliver to the Co-Borrowers such documents as the Co-Borrowers shall reasonably request to evidence the termination of the Security Interests or the release of such Collateral, as the case may be.

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Section 11. Actions of the Co-Borrowers. Notwithstanding anything contained in this Agreement and for greater certainty, the parties to this Agreement hereby agree and confirm that nothing in this Agreement in any way limits the ability of the Co-Borrowers to (i) manage and operate its other businesses (excluding the Business (as defined in the Purchase Agreement)) in their sole discretion, and (ii) enter into any transactions with respect to the acquisition or disposition of assets, the financing or re-financing of assets, the issuance of equity or debt securities or the merger, amalgamation or arrangement of the Co-Borrowers or any similar fundamental transactions provided that such transactions do not adversely affect the assets or Business of Greenmart or the ability of F&L to sell the Membership Interests (as defined in the Purchase Agreement) to the Lender pursuant to the terms of the Purchase Agreement or the rights of the Lender pursuant to terms of the Purchase Agreement.

Section 12. Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including email, telex, telecopy and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service (including overnight courier such as Fed Ex), telecommunicated, sent via email, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to the parties as specified below:

As to the Co-Borrowers:

MJardin Group, Inc.

1 Toronto St., Suite #801

Toronto, ON M5C 2V6 Canada

Attention: Corey Goodman

Email: corey.goodman@MJardin.com

With a copy to:

Foley & Lardner LLP

111 Huntington Avenue, Suite 2500

Boston, Massachusetts 02199

Email: reppen@foley.com

Attn. Ronald Eppen, Esq.

As to the Lender:

Harvest Cheyenne Holdings LLC

1155 W. Rio Salado Parkway, Suite 201

Tempe, AZ 85281

Attn: Nicole Stanton, Vice President and General Counsel and Lazarus Rothstein, Assistant General Counsel

Email: nstanton@harvestinc.com and lrothstein@harvestinc.com or to such other address as any party may designate by notice complying with the terms of this Section 12. Each such notice shall be deemed delivered: (a) on the date delivered if by personal delivery; (b) on the date of confirmed transmission if by telex, telecopy or other telegraphic communication (including email); and (c) on the date upon which the return receipt is signed or delivery is refused or the notice if designated by the postal authorities as not deliverable, as the case may be, if mailed.

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Section 13. Waivers. No failure on the part of the Lender to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise by the Lender of any right, power or remedy under this Agreement preclude any other right, power or remedy. The remedies in this Agreement are cumulative and are not exclusive of any other remedies provided by law. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

Section 14. Governing Law; Jurisdiction. Unless otherwise defined herein, or unless the context otherwise requires, all terms used herein which are defined in the Nevada Uniform Commercial Code have the meanings therein stated. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. Each of the Co-Borrowers and the Lender hereby irrevocably consents to the jurisdiction of the state and federal courts in Clark County, Nevada in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims and disputes arising out of or relating to this Agreement may be heard and determined in such state court or, to the extent permitted by law, in such federal court. The choice of forum set forth in this Section 14 shall not be deemed to preclude the bringing of any action by the Lender or the enforcement by the Lender of any judgment obtained in such forum in any other appropriate jurisdiction. Each of the Co-Borrowers and the Lender hereby irrevocably waives, and hereby acknowledges that it is estopped from raising, the claims or defenses of lack of personal jurisdiction, improper venue or inconvenient forum to the maintenance of any such action or proceeding.

Section 15. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THE NOTE OR THIS AGREEMENT AND ANY AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER THE LENDER OR THE COMPANY.

Section 16. Heirs, Personal Representatives, Successors and Assigns. All of the grants, covenants, terms provisions and conditions herein shall apply to, bind and inure to the benefit of the heirs, personal representatives, successors and permitted assigns of the Lender. None of the Co-Borrower’s obligations under this Agreement may be delegated or transferred without the prior written consent of the Lender except in connection with an assignment in whole to a successor corporation to a Co-Borrower, provided that (a) that no such assignment shall relieve any Co-Borrower of any of their obligations hereunder (b) such successor company acquires all or substantially all of the Co-Borrower’s property and assets and (c) none of the Lender’s rights hereunder are impaired. Any purported delegation or transfer or attempt to delegate or transfer any of such obligations in contravention of the foregoing will be deemed null, void and of no force or effect.

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Section 17. Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction.

Section 18. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

Section 19. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, relating to said subject matter.

Section 20. Amendment. Any of the terms and provisions of this Agreement may be modified, amended or waived only by a written instrument duly executed by the Co-Borrowers and by the Lender, which expressly refers to the other security agreements entered into by the Co-Borrowers with the Lender and modifies, amends or waives provisions under all security agreements in the same manner.

Section 21. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile or other electronic signatures.

[Signatures on Next Page]

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IN WITNESS WHEREOF, this Security Agreement has been executed by the parties hereto all as of the day and year first above written.

COMPANY:

MJARDIN GROUP, INC.

By:
Print Name:	Patrick Witcher
Title:	Chief Executive Officer

MJARDIN NEVADA HOLDINGS, INC.

By:
Print Name:	Patrick Witcher
Title:	Chief Executive Officer

F&L INVESTMENTS LLC

By:
Print Name:	Patrick Witcher
Title:	Chief Executive Officer

LENDER:

HARVEST CHEYENNE HOLDINGS LLC

By:
Print Name:
Title:

EXHIBIT A

EXISITING LIEN

The loan agreement dated as of December 29, 2017 between MJAR HOLDINGS CORP. (successor by amalgamation to MJAR HOLDINGS, LLC), MJARDIN CAPITAL, LLC, 6100 E. 48TH AVE., LLC, MJARDIN MANAGEMENT, LLC, MJARDIN SERVICES INC., MJARDIN MANAGEMENT COLORADO, LLC, MJARDIN MANAGEMENT NEVADA, LLC, MJARDIN MANAGEMENT FLORIDA, LLC, MJARDIN MANAGEMENT MASSACHUSETTS, LLC, MJARDIN MANAGEMENT OHIO, INC., BUDDY BOY BRANDS HOLDINGS, LLC, BUDDY BOY BRANDS, LLC, 5040 YORK, LLC, 2426 S. FEDERAL, LLC, EC CONSULTING, LLC, 5421 E. CHEYENNE REAL ESTATE LLC, and MJARDIN CHEYENNE HOLDINGS, LLC, as borrowers and Bridging Finance Inc., as agent and as lender as amended pursuant to (i) a First Amendment to Loan Agreement and Confirmation dated as of July 23, 2018 a (ii) a Second Amendment to Loan Agreement dated as of August 27, 2018, and (iii) a Third Amendment to Loan Agreement dated as of November 15, 2018, and a Fourth Amendment to Loan Agreement dated May 29, 2019, as the same may be further amended, joined, restated, supplemented or otherwise modified from time to time (including without limitation joining MJARDIN GROUP, INC. and any other Mjardin Entities).